CREDIT AGREEMENT

                            Between

                      USMX OF ALASKA, INC.

                          as Borrower


                              and


                 N M ROTHSCHILD & SONS LIMITED

                           as Lender


                   Dated as of July 11, 1996

                        CREDIT AGREEMENT

                       Table of Contents

                                                             Page

ARTICLE 1    CERTAIN DEFINITIONS AND ACCOUNTING
             PRINCIPLES                                                1
                   1.1                      Certain Defined Terms      1
                   1.2                      Accounting Principles     18

ARTICLE 2    COMMITMENT, USE OF PROCEEDS                              18
                   2.1                                 Commitment     18
                   2.2                            Use of Proceeds     19
                   2.3                                       Fees     19

ARTICLE 3    PROCEDURE AND PAYMENT                                    19
                   3.1                          Advance Procedure     19
                   3.2                                      Notes     20
                   3.3                  Loan Conversion Elections     20
                   3.4  Principal and Interest Payments Generally     21
                   3.5                                   Interest     21
                   3.6                     Repayment of the Loans     22
                   3.7                    Priority of Prepayments     23
                   3.8                               Risk of Loss     23
                   3.9  Inability to Continue to Provide Gold;
                         Mandatory Switching                          23
                   3.10   Increased Costs and Reduction in Return     23
                   3.11                 Payments and Computations     23
                   3.12              Payment on Non-Business Days     24
                   3.13                                     Taxes     24
                   3.14                          Proceeds Account     26

ARTICLE 4    HEDGING FACILITY                                         27
                   4.1          Establishment of Hedging Facility     27

ARTICLE 5    COLLATERAL SECURITY                                      27
                   5.1                         Security Documents     27
                   5.2  No Limitation on Application of Security
                        Interests                                     28
                   5.3  Recordings and Filings of Security Documents  28
                   5.4      Protection of Security Document Liens     28
                   5.5                           Right of Set-off     28
                   5.6                      Additional Collateral     28
                   5.7  Partial Release of USMX Upon Completion of
                        the Project                                   28

ARTICLE 6    CONDITIONS PRECEDENT                                     29
                   6.1Conditions Precedent to the Initial Advance     29
                   6.2       Conditions Precedent to all Advances     31

ARTICLE 7    REPRESENTATIONS AND WARRANTIES                           32
                   7.1 Representations and Warranties of Borrower     32

ARTICLE 8    AFFIRMATIVE COVENANTS OF BORROWER                        39
                   8.1                 Compliance with Laws, Etc.     39
                   8.2                     Reporting Requirements     39
                   8.3                                 Inspection     41
                   8.4                   Maintenance of Insurance     41
                   8.5             Maintenance of Equipment, Etc.     41
                   8.6    Keeping of Records and Books of Account     41
                   8.7            Preservation of Existence, Etc.     41
                   8.8                        Conduct of Business     41
                   8.9                          Notice of Default     42
                   8.10                          Defense of Title     42
                   8.11      Operation of the Project; Completion     42
                   8.12                      Hedging Requirements     42
                   8.13      Maintenance of the Mining Properties     42

ARTICLE 9    NEGATIVE COVENANTS OF BORROWER                           43
                   9.1                               Indebtedness     43
                   9.2                                Liens, Etc.     43
                   9.3  Assumptions, Guarantees, Etc. of Indebtedness
                        of Other Persons                              45
                   9.4               Investments in Other Persons     45
                   9.5  Mergers, Changes in Capital Structure, Etc.   45
                   9.6             Borrower's Financial Covenants     45
                   9.7                           Project Reserves     46
                   9.8                           Minimum Reserves     46
                   9.9   Restriction on Dividends and Redemptions     46
                   9.10          Limitations on Hedging Contracts     46
                   9.11                    Sale of Project Assets     46
                   9.12Restrictions on Capital Expenditures, Etc.     46
                   9.13    Arm's Length and Take or Pay Contracts     47
                   9.14   Restrictive and Inconsistent Agreements     47

ARTICLE 10   EVENTS OF DEFAULT                                        47
                   10.1                          Event of Default     47
                   10.2            Remedies Upon Event of Default     49
                   10.3              Conversion upon Acceleration     50

ARTICLE 11   MISCELLANEOUS                                            51
                   11.1                          Amendments, Etc.     51
                   11.2                             Notices, Etc.     51
                   11.3                       No Waiver; Remedies     52
                   11.4                 Costs, Expenses and Taxes     52
                   11.5                Binding Effect; Assignment     53
                   11.6                             GOVERNING LAW     53
                   11.7         VENUE; SUBMISSION TO JURISDICTION     53
                   11.8                      WAIVER OF JURY TRIAL     54
                   11.9                 Execution in Counterparts     54
                   11.10                  Inconsistent Provisions     54
                   11.11  Survival of Representations and Warranties  54
                   11.12        Concerning the Security Documents     54
                   11.13               No Third Party Beneficiary     54
                   11.14                             Severability     55
                   11.15                          Acknowledgments     55
                   11.16                          Confidentiality     55
                   11.17                 Entire Agreement; Merger     55

                           SCHEDULES

Schedule 1.1(a)     Mining Properties
Schedule 3.6(b)     Amortization Schedule
Schedule 7.1(c)     Project Permits
Schedule 7.1(e)     Litigation
Schedule 7.1(f)     Additional Financial Disclosures
Schedule 7.1(h)     Disclosure Schedule
Schedule 7.1(i)     Employee Benefit Plans
Schedule 7.1(j)     Permitted Liens
Schedule 7.1(o)     Hedging Contracts
Schedule 7.1(p)     Material Agreements
Schedule 7.1(t)     Compliance with Environmental Laws
Schedule 7.1(u)     Borrower's Indebtedness
Schedule 8.4        Insurance Policies


                            EXHIBITS

Exhibit A-1              Form of Dollar Note
Exhibit A-2         Form of Gold Note

Exhibit B                Form of Request for Disbursement

Exhibit C-1              Form of Mortgage
Exhibit C-2              Form of Second Mortgage
Exhibit C-3         Form of NPMC Mortgage
Exhibit C-4              Form of Fourth Mortgage
Exhibit C-5              Form of NPMC Subordination Agreement

Exhibit D                Form of Hedging Agreement

Exhibit E-1              Form of Guaranty
Exhibit E-2         Form of Assignment Agreement

Exhibit F           Development Plan

Exhibit G-1         Form of Borrower's Omnibus Certificate
Exhibit G-2         Form of USMX's Omnibus Certificate
Exhibit G-3         Form of NPMC's Omnibus Certificate

Exhibit H-1         Form of Opinion of Borrower's and USMX's
                    Counsel
Exhibit H-2         Form of Opinion of NPMC's Counsel
Exhibit H-3         Form of Security Opinion

Exhibit I           Form of Conversion/Interest Period Notice

Exhibit J           Form of Proceeds Account Agreement

Exhibit K           Form of Request for Advance

Exhibit L           Form of Completion Certificate

                        CREDIT AGREEMENT

          This CREDIT AGREEMENT dated as of July 11, 1996, is by and between USMX OF ALASKA, INC., a corporation organized and existing under the laws of Alaska ("Borrower"), and N M ROTHSCHILD & SONS LIMITED, a company organized and existing under the laws of England ("Lender").


                            Recitals

          A. By this Credit Agreement the parties hereto desire to set forth the terms of their agreement pursuant to which Lender will make available to Borrower certain loans in Gold or in United States Dollars, to be used by Borrower to partially fund development of the Illinois Creek Gold Property in Alaska.

          B. The loans provided for herein will be guarantied by USMX, INC., a Delaware corporation ("USMX") as provided herein, of which Borrower is a wholly-owned subsidiary, and will be secured by first and prior liens (other than Permitted Liens, as defined below) in favor of Lender on the real and personal property comprising the Project and all other real and personal property rights and interests of Borrower.

          C. USMX and Lender have, as of the date hereof, entered into a separate Credit Agreement (the "USMX Credit Agreement") pursuant to which, inter alia, Lender will loan to USMX certain funds which will also be used to partially fund development of the Illinois Creek Gold Property in Alaska.


                           Agreement

          NOW, THEREFORE, in consideration of the following mutual covenants and agreements, Borrower and Lender hereby agree as follows:


                           ARTICLE 1

         CERTAIN DEFINITIONS AND ACCOUNTING PRINCIPLES

          1.1 Certain Defined Terms. As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings:

          "Acceptable Delivery Location" means the offices of Lender in London, England; Golden West Refining (Canada) Ltd., Vancouver, B.C.; Johnson Matthey Refining, Inc., Salt Lake City, Utah; Metalor USA Refining Corp., North Attleboro, Massachusetts; Handy and Harman, Attleboro,

Massachusetts; or any other location as mutually agreed by Borrower and Lender.

          "Advance" means an advance of Loans, in Gold or Dollars as the case may be, by Lender to Borrower pursuant to Articles 2 and 3.

          "Advance Period" means the period from the date hereof until the first to occur of July 31, 1997 and Mechanical Completion of the Project, during which period Lender will Advance Loans to Borrower, subject to all of the terms and conditions hereof.

          "Affiliate" means any Person directly or indirectly controlling or controlled by or under common control with another Person, provided that, for purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agreement" means this Credit Agreement, as it may be amended, supplemented, or otherwise modified and in effect from time to time.

          "Applicable Margin" means, with respect to the rate of interest payable by Borrower on Loans, two and one-quarter percent (2.25%) per annum for any time period prior to Completion, and one and seven-eighths percent (1.875%) per annum for any time period commencing on the date of and following after Completion.

          "Assignment Agreement" means the agreement pursuant to which USMX assigns the Second Mortgage and the Fourth Mortgage to Lender, substantially in the form of Exhibit E-2.

          "Breakage Costs" means all costs and losses which Lender may incur as a result of payment of the Principal Amount of any Loan other than at the end of an Interest Period.

          "Business Day" means a day of the year (i) on which banks in Denver, Colorado, New York, New York and London, England are open for business and (ii) on which a London Gold Fixing occurs.

          "Capitalized Lease Liabilities" means all monetary obligations of Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq., as amended, reformed or otherwise modified from time to time.

          "CERCLIS" means the Comprehensive Environmental Response

Compensation Liability Information System List, as amended, reformed or otherwise modified from time to time.

          "Collateral" means all properties, rights and interests subject to the Security Documents.

          "Commitment" means the undertakings of Lender set forth in
Section 2.1 to Advance Loans to Borrower from time to time during the Advance Period, with the aggregate Principal Amount of such Loans at no time to exceed the Maximum Credit Amount.

          "Commitment Fee" shall have the meaning specified in
Section 2.3(b).

          "Completion" means each of the following shall have occurred and be in effect simultaneously with respect to the Project and with respect to Borrower generally:

                    (i)  Economic Completion shall have occurred;

                    (ii) Borrower shall have submitted to Lender its written certificate that the Completion Test for the Illinois Creek Gold Property has been met and that Borrower is in compliance with all of the affirmative and negative covenants and other provisions of this Agreement, and Lender shall have reasonably satisfied itself that Borrower is so in compliance;

                    (iii) Borrower shall have prepared and submitted to Lender, and Lender shall have approved in its sole discretion, reasonably exercised and, if requested by Borrower, in consultation with the Independent Consultant, all revisions to the Development Plan for the Illinois Creek Gold Property, if any;

                    (iv) no event shall have occurred with respect to Borrower or the Illinois Creek Gold Property which has a Material Adverse Effect on Borrower or the Illinois Creek Gold Property;

                    (v)  no Default shall exist;

                    (vi) Lender shall have received from Borrower evidence reasonably satisfactory to Lender that Borrower has paid all amounts due, and received releases from all obligations, under all contracts that are contemplated by the Development Plan to be completed at the time of Mechanical Completion; and

                    (vii) the Proceeds Account, minus any amounts funded from sources other than cash flow generated by sales of Precious Metals from the Project, shall have a minimum balance at least equal to the Retention Amount.

          "Completion Test" means the Project has met and satisfied all of the requirements and parameters comprising Economic Completion during a continuous period of not less than ninety consecutive days, beginning not less than three (3) days nor more than ten (10) days after written notice thereof has been given to Lender.

          "Consolidated Current Assets" means the consolidated current assets of any Person, determined in accordance with GAAP.

          "Consolidated Current Liabilities" means the consolidated current liabilities of any Person, determined in accordance with GAAP.

          "Consolidated Tangible Stockholders' Equity" means for any Person, its Total Consolidated Tangible Assets, less its Total Consolidated Liabilities.

          "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby, less the value of any bonds, letters of credit or cash collateral of such Person securing such contingent liability.

          "Conversion/Interest Period Notice" means a notice from Borrower to Lender concerning a conversion of all Gold Loans to Dollar Loans, or a conversion of all Dollar Loans to Gold Loans, or a notice regarding Borrower's election concerning an Interest Period for a Loan to take effect on the completion of a current Interest Period, substantially in the form of Exhibit I hereto.

          "Cost of Future Production" means, for any period, the total operating costs and capital costs (if any) of the Project for such period as set forth in the Development Plan, and projected based on the Development Plan.

          "Current Ratio" means the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

          "Date of Default" shall have the meaning specified in
Section 10.2(a).

          "Debt Service Ratio" means for any six month period, the ratio of
(y) the Future Net Cash Flow from the Project for such period based on the Development Plan plus the Principal Retention Amount and the Interest Retention Amount to (z) principal and interest payments payable by Borrower scheduled during such period on all Indebtedness of Borrower. The determination of Future Net Cash Flow shall take into account existing hedging and sales arrangements, and forecast operating and capital costs (including taxes).

          "Default" means any Event of Default or any condition or event, or combination thereof, which, after notice or lapse of time or both, could constitute an Event of Default.

          "Default Rate" means the Interest Rate applicable to the Loans during periods when amounts payable by Borrower as principal repayments, interest payments or fee or expense payments are due and payable but unpaid by Borrower, which shall be an annual rate of interest which is equal to the Dollar Loan Interest Rate or Gold Loan Interest Rate (whichever is applicable to the Loan), plus four percent (4%).

          "Development Plan" means the Development Plan appended hereto as Exhibit F for the construction and operation of the Illinois Creek Gold Property through Completion (which Development Plan, among other things, sets forth a construction budget, identifies all material construction contracts, and sets forth a master construction schedule, indicating scheduled monthly and cumulative expenditures) and the plan for the operation of the Illinois Creek Gold Property after Completion and through the life of the mine, as amended from time to time by Borrower with the written approval of Lender, which approval Lender may withhold in its sole discretion reasonably exercised.

          "Discount Rate" means five percent (5%) per annum when applied to a Gold Loan, and eight percent (8%) per annum when applied to Dollar Loans.

          "Dollar Loan" or "Dollar Loans" means an Advance or Advances of Dollars by Lender to Borrower pursuant to Articles 2 and 3.

          "Dollar Loan Interest Rate" means with respect to an Interest Period pertaining to a Dollar Loan, an interest rate per annum equal to the sum of (y) LIBOR in effect on the first day of the Interest Period, plus
(z) the Applicable Margin.

          "Dollar Note" means a promissory note made by Borrower in favor of Lender in the Maximum Credit Amount, which promissory note evidences all Dollar Loans hereunder, which note is in the form of Exhibit A-1 hereto.

          "Dollar Value" shall mean with reference to the valuation of Ounces of Gold, for all purposes hereunder other than determining the Original Dollar Value of a Gold Loan, an amount determined by multiplying
(y) the Ounces of Gold for which the Dollar Value is being calculated by
(z) the London Price in effect two (2) Business Days prior to the date of determination.

          "Dollars" and the symbol "$" each mean lawful money of the United States of America.

          "Economic Completion" means a determination and certification by the Independent Consultant substantially in the form of Exhibit L with respect to the Project, that:

                    (i)  Mechanical Completion has been achieved;

                    (ii) Proven and Probable Reserves are in accordance with comparable figures set out for reserves in the Development Plan;

                    (iii) production from the Illinois Creek Gold Property has achieved at least 90% of budgeted ore production and metallurgical recovery levels, and has met the other technical parameters set forth in the Development Plan;

                    (iv) the head grade of the ore delivered to the leach pads on the Illinois Creek Gold Property during the Completion Test has achieved at least 90% of ore head grades specified in the Development Plan;

                    (v) total Project Operating Costs for operations of the Illinois Creek Gold Property during the Completion Test do not exceed 110% of the operating cost assumptions in the Development Plan; and

                    (vi) operations at the Illinois Creek Gold Property during the Completion Test have met such other standards or requirements as may reasonably be required by Lender to confirm compliance with the Completion Test, the Feasibility Study and the Development Plan.

          "Environmental Laws" means federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Establishment Fee" shall have the meaning specified in
Section 2.3(a).

          "Event of Default" has the meaning set forth in Section 10.1.

          "Feasibility Study" means the Illinois Creek Gold Feasibility Study Mine Plan (and associated documents) dated February 22, 1996 prepared by USMX pertaining to the construction and operation of a commercial gold mining facility on the Illinois Creek Gold Property, a complete and accurate copy of which has been provided by USMX to Lender.

          "Fourth Mortgage" means the Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement, dated as of July 11, 1996, granted by Borrower to USMX covering all the right, title and interest of Borrower in the Mining Properties and in production therefrom and personal property associated therewith, in the form of Exhibit C-4 hereto, securing the $3,400,000 USMX Secured Loan and subordinate to the Mortgage, the Second Mortgage and the NPMC Mortgage.

          "Future Net Cash Flow" means for any period:

               (a) Borrower's net share of the total revenue to be realized from the Project, projected based on the Development Plan during such period, with revenue calculated (i) in the case of Ounces of Gold which are covered by a Hedging Contract in effect on the relevant date of calculation, at the price for delivery of Gold specified in such Hedging Contract (or, if no price other than a floor price for delivery of Gold is specified in such Hedging Contract, the Minimum price for delivery of Gold referred to therein), and (ii) in the case of all other Ounces of Gold, at the lesser of the average London Price for the six (6) months immediately preceding the relevant date of calculation and $375 per Ounce of Gold; less

               (b)  the Cost of Future Production for such period.

          "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

          "GOFO" means the rate per annum (rounded upwards if necessary to the nearest five one-hundredths of one percent (0.05%)) equal to (a) the mean of the offered rates as of 11:00 a.m., London time, appearing on the display designated as page "GOFO" on the Reuter Monitor Money Rates Service (or such other page as may replace the GOFO page on that service for the purpose of displaying London interbank gold forward offered rates of major bullion traders) for a term equivalent to the Interest Period, or (b) if fewer than two offered rates appear on the display referred to in (a) above, the rate determined by Lender in good faith (which determination shall be conclusive in the absence of manifest error) to be the average of the rates at which major bullion traders are offering Gold deposits for a term equivalent to the Interest Period in the London interbank Gold market at about 11:00 a.m., London time.

          "Gold" means various amounts of ounces of gold of a purity of at least .995 fine, and otherwise of grade and quality conforming to the usual requirements for good delivery in the London Gold market. As used herein, the term "ounces" means fine troy ounces.

          "Gold Loan" means an Advance of Gold by Lender to Borrower pursuant to Section 2.1.

          "Gold Loan Interest Rate" means, with respect to an Interest Period pertaining to a Gold Loan, an interest rate per annum equal to the sum of (y) LIBOR minus GOFO in effect on the first day of the Interest Period (provided, however that such calculation shall not result in a value less than zero), plus (z) the Applicable Margin.

          "Gold Note" means a promissory note made by Borrower in favor of Lender in the Maximum Credit Amount, which promissory note evidences all Gold Loans hereunder, which note is in the form of Exhibit A-2 hereto.

          "Governmental Acts" has the meaning set forth in Section 3.10.

          "Governmental Authority" means the federal, state, county, city or local government or political subdivision or authority in which any property of Borrower is located or which exercises valid jurisdiction over any such property, or in which Borrower conducts business or is otherwise present, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises valid jurisdiction over Borrower.

          "Governmental Requirement" means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

          "guarantee" shall mean any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness or obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation, or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or obligation of the payment of such Indebtedness or obligation, or (c) to maintain working capital, equity capital or any other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Guaranty" means the guaranty by USMX of payment of monies owed to Lender by Borrower pursuant to this Agreement, substantially in the form of Exhibit E-1 hereto.

          "Hazardous Material" means:

               (a) any "hazardous substance", as defined by CERCLA or by applicable state or provincial law;

               (b)  any "hazardous waste", as defined by RCRA;

               (c)  any petroleum product; or

               (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended, reformed or otherwise modified from time to time.

          "Hedging Agreement" means the agreement between Borrower and Lender, substantially in the form of Exhibit D hereto.

          "Hedging Contracts" means any agreement, facility, contract or other transaction entered into by Borrower relating to forward contracts or hedging (including but not limited to forward sales, which include spot deferred sales, options, swaps and price protection and floor price arrangements) for the management and/or protection of gold and other metals price risk, entered into with Lender or with other counterparties acceptable to Lender; and the proceeds of and all benefit and advantage derived in respect of the foregoing or any dealings therewith (including the closing out of any contracts or transactions).

          "Holder" means a holder in due course of the Note.

          "Illinois Creek Gold Property" means the Mining Properties identified as the Illinois Creek Upland Mining Lease in Schedule 1.1(a) hereto.

          "Indebtedness" means, for any Person, without duplication:

               (a) all obligations of such Person for borrowed money or metals (including (i) in the case of such obligations, all notes payable and drafts accepted representing extensions of credit; (ii) in the case of Borrower, Borrower's Obligations; and (iii) in the case of such metals, Gold and silver) and all obligations evidenced by bonds, debentures, notes, or other similar Instruments on which interest charges are customarily paid;

               (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person;

               (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

               (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

               (e) net liabilities of such Person under Hedging Contracts or Price Fixing Commitments;

               (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

               (g) all Contingent Liabilities of such Person in respect of any of the foregoing.

          "Independent Consultant" means any consulting firm selected by Lender after consultation with Borrower qualified to make the investigations and determinations required to evaluate the Project, monitor and evaluate the Completion Test, and provide the Completion Test
Certificates.

          "Initial Advance" means the first Advance of a Loan made by Lender to Borrower under this Agreement.

          "Instrument" means any contract, agreement, indenture, mortgage, document or writing (whether formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

          "Interest Period" has the meaning set forth in Section 3.5(b).

          "Interest Rate" shall mean the interest rate applicable to the Loans from time to time, which shall be one of the Dollar Loan Interest Rate, the Gold Loan Interest Rate or the Default Rate, as applicable.

          "Interest Retention Amount" means the lesser of $250,000 or interest payable by Borrower to Lender under this agreement during the immediately following three months from the date of determination.

          "LIBOR" means, relative to any Interest Period for Dollar Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum quoted by the Reuter Monitor Money Rates Service at which Dollar deposits in immediately available funds are offered in the London interbank market as at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the Dollar Loans outstanding to which the rate will apply and for a period approximately equal to such Interest Period.

          "Lien" means, as to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to, or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness which indebtedness is deemed to be extinguished under GAAP but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.

          "Loan" or "Loans" means Gold Loans and Dollar Loans made pursuant to this Agreement.

          "Loan Documents" means this Agreement, the Notes, the Guaranty, each Request for Advance, the Conversion/Interest Period Notices, the Security Documents, the Hedging Agreement, and each other Instrument executed by Borrower or USMX and delivered to Lender in connection with this Agreement or any of the foregoing Instruments, whether or not specifically identified in this paragraph.

          "Loan Life Ratio" means, at any date, the ratio, expressed as a percentage, of

               (a) the Present Value of Future Net Cash Flow from the Project for the period commencing on such date and ending on the Scheduled Maturity Date, to

               (b)  Net Project Debt on such date.

          "London Gold Fixing" means a gold price fixing meeting among the five members from time to time of the London gold market.

          "London Price" means, on any day, the fixing price per fine ounce troy (in Dollars) for gold as announced at the afternoon London Gold Fixing for such day; provided, however, that if the afternoon London Gold Fixing shall not have occurred for such day, the "London Price" for such day shall be the fixing price per fine ounce troy (in Dollars) for gold as announced at the morning London Gold Fixing for such day or if the morning London Gold Fixing shall not have occurred for such day, the "London Price" for such day shall be the publicly quoted price per fine ounce troy (in Dollars) for Gold on such other accessible international gold market (allowing for physical delivery of such Gold) as may be reasonably selected by Lender, unless such day is a Saturday, Sunday or other recognized holiday in London, England, in which case the "London Price" shall be the last quoted London Price.

          "Material Agreements" means the contracts, agreements, leases and other binding commitments and undertakings of Borrower, the performance or breach of which could have a Material Adverse Effect on Borrower, which Instruments are identified in Schedule 7.1(p).

          "Material Adverse Effect" means, with respect to Borrower, USMX or any Person, an effect, resulting from any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which is materially adverse to:

               (a) the consolidated business, assets, revenues, financial condition, operations or prospects of such Person;

               (b) the ability of such Person to make any payment or perform any other material obligation required under any material agreement (including, with respect to Borrower, this Agreement or any of the Loan Documents) or, in the case of Borrower, to develop and operate the Illinois Creek Gold Property in accordance with the Feasibility Study; or

               (c) the Borrower and involves a liability or obligation (other than contractual commitments entered into by Borrower in the ordinary course of business which are not in default) of $100,000 or more.

          "Maximum Credit Amount" means with respect to the Loan the maximum Principal Amount, which shall be $19,500,000 for Dollar Loans and, for Gold Loans, the number of Ounces of Gold equal to $19,500,000 divided by the London Price applicable on the date of advance of the Gold Loan.

          "Mechanical Completion" means (a) a determination and certification by the Independent Consultant substantially in the form of Annex A of Exhibit L with respect to the Project, that Project facilities have been constructed and project equipment has been obtained in accordance with the description thereof contained in the Development Plan and such facilities and equipment are mechanically complete and electrically operable, and (b) Lender shall have been provided with lien waivers and other written notices from all contractors utilized in construction of Project facilities that such contractors have received payment of all amounts due in connection with their respective construction contracts.

          "Minimum Gold Price" means $375 per Ounce of Gold.

          "Mining Properties" means the leases and other property interests owned by Borrower, or in which Borrower directly or indirectly holds an interest, related to the mining leases described on Schedule 1(a), and all facilities situated thereon, together with all real and personal property and assets associated with such property.

          "Monetary Cap" means, with reference to a Gold Loan, the maximum permitted Dollar Value of the Principal Amount of the Gold Loan, which is one hundred fifty percent (150%) of the Original Dollar Value of the Gold Loan.

          "month" means a calendar month.

          "Mortgage" means the Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement, dated as of July 11, 1996, granted by Borrower to Lender covering all the right, title and interest of Borrower in the Mining Properties and in production therefrom and personal property associated therewith, in the form of Exhibit C-1 hereto.

          "Net Project Debt" means the Principal Amount of the outstanding Loans plus the principal amount of loans outstanding to USMX pursuant to the USMX Credit Agreement less the Principal Retention Amount.

          "Notes" means the Dollar Note and the Gold Note.

          "NPMC" means North Pacific Mining Corporation, an Alaska corporation.

          "NPMC Agreement" means the agreement, as amended, dated effective December 16, 1994, by and between NPMC and USMX pursuant to which USMX acquired the Mining Properties, all of which it subsequently conveyed to Borrower.

          "NPMC Mortgage" means the Illinois Creek Deed of Trust, Assignment of Leases and Security Agreement, dated as of July 11, 1996, granted by Borrower to NPMC in the form of Exhibit C-3 hereto, securing NPMC's rights under the NPMC Agreement to the Mining Properties and subordinate to the Mortgage and the Second Mortgage pursuant to the Subordination Agreement.

          "NPMC Subordination Agreement" means an agreement between NPMC and Lender pursuant to which NPMC subordinates the NPMC Mortgage to the Mortgage and Second Mortgage, in the form of Exhibit C-5 hereto.

          "Obligations" means all obligations of Borrower (monetary or otherwise) arising under or in connection with this Agreement and each other Loan Document.

          "Omnibus Certificates" means the certificates from Borrower, USMX and NPMC respectively, substantially in the form of Exhibits G-1, G-2 and G-3 hereto.

          "Opinion of Borrower's and USMX's Counsel" means the legal opinion of Bearman, Talesnick & Clowdus, counsel to Borrower, substantially in the form of Exhibit H-1 hereto.

          "Opinion of NPMC's Counsel" means the legal opinion of Hartig, Rhodes, Norman, Mahoney & Edwards, P.C., counsel to NPMC, in the form of Exhibit H-2 hereto.

          "Original Dollar Value" shall mean (a) with respect to Ounces of Gold Advanced as a Gold Loan hereunder, the Dollar Value thereof determined by reference to the London Price of such Ounces of Gold on a date two (2) Business Days prior to the date of Advance thereof, and (b) with respect to a Gold Loan established by conversion of the Dollar Loans to a Gold Loan as provided herein, the Dollar Value of the Ounces of Gold comprising such Gold Loan determined by reference to the London Price of such Ounces of Gold on a date two (2) Business days prior to the date on which the Dollar Loans were converted to a Gold Loan.

          "Original Gold Price" shall have the meaning specified in
Section 3.1(b).

          "Other Taxes" shall have the meaning specified in
Section 3.13(b).

          "Ounce of Gold" means a fine ounce troy weight of gold in form readily tradeable with members of The London Bullion Market Association (or any successor thereto) from time to time.

          "Permitted Liens" means the Liens identified in Schedule 7.1(j) and the Liens permitted by clauses (a) through (f) of Section 9.2.

          "Person" means an individual, limited liability company or partnership, corporation (including a business trust), joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

          "Plan" means a pension plan providing benefits for employees of Borrower or any Affiliate and covered by Title IV of ERISA.

          "Precious Metals" means Gold and various amounts of troy ounces of silver of grade and quality conforming to the usual requirements for good delivery in the London silver market.

          "Present Value of Future Net Cash Flow" means, for any period (a "Calculation Period"), the aggregate of Future Net Cash Flow for such period, discounted, with respect to any Future Net Cash Flow scheduled to accrue during such Calculation Period at the Discount Rate to the first day of such Calculation Period from the last day of such Calculation Period.

          "Price Fixing Commitments" means the Gold Loan hereunder and net forward sale contracts for Gold or put options with respect to Gold, including forward sale contracts pursuant to the Hedging Agreement, with counterparties satisfactory to Lender, entered into by Borrower.

          "Principal Amount" means, as of any date, (a) with respect to a Gold Loan, the number of Ounces of Gold of such Gold Loan outstanding at such date, and (b) with respect to Dollar Loans, the aggregate principal amount in Dollars of such Dollar Loans outstanding at such date.

          "Principal Retention Amount" means the greater of $1,500,000 or that sum when subtracted from the sum of the Principal Amount of the Loans plus the principal amount of loans outstanding to USMX pursuant to the USMX Credit Agreement will yield a Loan Life Ratio of at least 1.6:1 and a Project Life Ratio of at least 2.0:1.

          "Proceeds Account" shall have the meaning specified in
Section 3.14.

          "Project" means the construction, start-up and operation of the Illinois Creek Gold Property and related assets by Borrower in accordance with prudent mining industry practice, the Feasibility Study and the Development Plan.

          "Project Assets" means all properties, assets or other rights, whether now owned or hereafter acquired, by or for the benefit of Borrower, which are used or intended for use in or forming part of the Project, including all properties, assets or other rights acquired by Borrower with the portion of the proceeds of the Loans used for the Project.

          "Project Capital Costs" means, for any quarter, the aggregate of all Capital Expenditures scheduled to be paid in accordance with the Development Plan by Borrower during such quarter in respect of the development and operation of the Project.

          "Project Construction Reports" means reports concerning construction activities at the Project to be submitted by Borrower to Lender from time to time as provided herein, in a form reasonably acceptable to Lender.

          "Project Costs" means, for any period, the Project Operating Costs and the Project Capital Costs scheduled to be paid during such period.

          "Project Life Ratio" means, at any date, the ratio, expressed as a percentage, of:

               (a) the Present Value of Future Net Cash Flow from the Project for the period commencing on such date and ending on the date on which the Proven and Probable Reserves of the Mining Properties included in the Project are projected by the Development Plan to be extracted, milled, refined and sold, to

               (b)  the Net Project Debt on such date.

          "Project Operating Costs" means, for any quarter, the aggregate of all payments scheduled to be paid in accordance with the Development Plan by Borrower, including:

               (a) costs scheduled to be paid in accordance with the Development Plan during such quarter in connection with the operation of the Project in order to mine, leach, mill, refine and deliver Project output for sale, including operating costs, leaching costs, milling costs, refining costs, smelting costs, plant service costs, transportation costs, administrative costs, reclamation costs or sustaining capital expenditures;

               (b) costs of scheduled principal and interest payments hereunder and in connection with all Indebtedness of Borrower; and

               (c) all royalties, overrides and other burdens on production.

          "Project Permits" means all permits, consents and agreements necessary to commence the Project and the production of valuable minerals from the Illinois Creek Gold Property in a manner consistent with the Development Plan. Project Permits are listed in Schedule 7.1(c).

          "Project Review Report" means the Illinois Creek Project Due Diligence Review Report prepared by Fluor Daniel, Inc. for Lender.

          "Proven and Probable Reserves" means with respect to the Project, the aggregate of proven and probable reserves of gold at the Project economically recoverable at a gold price of U.S. $375/ounce (or other price approved by Lender in its sole discretion reasonably exercised) pursuant to the Development Plan, defined as follows: (a) "Proven Reserves" are such reserves for which (i) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, (ii) grade and/or quality are computed from the results of detailed sampling and (iii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established and (b) "Probable Reserves" are such reserves for which quantity and grade and/or quality are computed from information similar to that used for Proven Reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced and the degree of assurance, although lower than that for Proven Reserves, is high enough for an experienced mining engineer reasonably to assume continuity between points of observation; or such other definition of such terms as may hereafter be adopted by the U.S. Securities and Exchange Commission.

          "quarter" means a calendar quarter.

          "Release" means a release, as such term is defined in CERCLA.

          "Request for Advance" means the irrevocable request for an Advance of a Gold Loan or Dollar Loan by Borrower, in the form set forth in Exhibit K hereto, signed by an authorized officer of Borrower.

          "Retention Amount" means an amount equal to the sum of (i) the Principal Retention Amount, (ii) the Interest Retention Amount, (iii) all Project Capital Costs during the immediately following three months from the date of determination and (iv) all payments scheduled or otherwise due and payable by Borrower to Lender (other than Principal and Interest payments related to the Loans and the loan pursuant to the USMX Credit Agreement) and to any other Person for or related to Indebtedness during the three months immediately following the date of determination.

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, reformed or otherwise modified from time to time.

          "Scheduled Maturity Date" means September 30, 2000.

          "Second Mortgage" means the Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement, dated as of July 11, 1996, granted by Borrower to USMX covering all the right, title and interest of Borrower in the Mining Properties and in production therefrom and personal property associated therewith, in the form of Exhibit C-2 hereto, securing the $2,500,000 USMX Secured Loan and subordinate to the Mortgage.

          "Security Documents" means the Mortgage, the Second Mortgage, the Fourth Mortgage, the NPMC Subordination Agreement, the Guaranty and related Assignment Agreement, and all modifications and amendments thereof, and all financing statements or other instruments required to be filed or notices required to be given in order to perfect the Liens created by any of the foregoing on the Mining Properties and the personal property of Borrower, wherever located and of whatever nature, associated therewith.

          "Security Opinion" means the legal opinion of Guess & Rudd, P.C. concerning the Mortgage and Liens created thereby, the Second Mortgage and Liens created thereby, the Fourth Mortgage and Liens created thereby, the nature and quality of Borrower's title to the Mining Properties and certain other matters, substantially in the form of Exhibit H-3 hereto.

          "Statement of Reserves" shall have the meaning specified in
Section 8.2(c).

          "Subsidiary" means any corporation, association or other business entity more than 50% of each class of equity or voting securities of which is owned, directly or indirectly, by Borrower.

          "Tangible Assets" means the tangible assets of a Person, expressly excluding goodwill, determined in accordance with GAAP.

          "Taxes" shall have the meaning specified in Section 3.13.

          "Total Consolidated Liabilities" means all liabilities of a Person, including Indebtedness, determined on a consolidated basis in accordance with GAAP.

          "Total Consolidated Tangible Assets" means for any Person, its Tangible Assets, determined on a consolidated basis in accordance with GAAP.

          "USMX" means USMX, INC., a Delaware corporation, guarantor of Borrower's Obligations hereunder pursuant to the Guaranty, and parent and sole shareholder of Borrower.

          "USMX Secured Loans" means a loan of $2,500,000 from USMX to Borrower secured by the Second Mortgage and a loan of $3,400,000 from USMX to Borrower secured by the Fourth Mortgage, the proceeds of each to be used solely for the purpose of developing the Illinois Creek Gold Property.

          "year" means a calendar year.

          1.2 Accounting Principles. All accounting terms not otherwise defined herein shall be construed, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP applied on a basis consistent with the financial statements referred to in
Section 7.1(f) except as specifically provided herein.


                           ARTICLE 2

                  COMMITMENT, USE OF PROCEEDS

          2.1 Commitment. Subject to all of the terms and conditions of this Agreement, Lender agrees, during the Advance Period, to Advance Dollar Loans to Borrower in multiple Advances of not less than Two Million Five Hundred Thousand Dollars ($2,500,000) each, or to Advance a Gold Loan to Borrower in a single Advance up to the Maximum Credit Amount, in either case as provided in Section 3.1 hereof; provided, however, that the aggregate Dollar Value of the Principal Amount of Loans outstanding, valued in the case of a Gold Loan at the Original Gold Price of such Loan, shall not exceed the Maximum Credit Amount; and provided further that all Loans outstanding at any time must be either exclusively a Gold Loan or exclusively Dollar Loans. After the Advance Period the Commitment shall automatically terminate and Lender shall have no obligation to make any additional Advances to Borrower.

          2.2 Use of Proceeds. Borrower will utilize the proceeds of the Loans solely to fund costs and expenses associated with developing the Illinois Creek Gold Property, substantially in accordance with the Development Plan, including costs associated with the Hedging Agreement.

          2.3  Fees.

               (a) Establishment Fees. Borrower agrees to pay Lender a fee (the "Establishment Fee") in the amount of $146,250 in connection with the credit facility provided for in this Agreement, which will be payable by USMX concurrently with USMX's execution hereof. Lender and Borrower acknowledge that USMX has previously paid Lender $146,250 (the "Pre-Establishment Fee") at the time of Lender's written commitment to USMX to make the Loans contemplated by this Agreement. Neither the Establishment Fee nor the Pre-Establishment Fee is refundable by Lender, in whole or in part, under any circumstances.

               (b) Commitment Fee. Borrower agrees to pay to Lender a fee (the "Commitment Fee") with respect to the unused credit available hereunder from time to time as follows. The Commitment Fee shall be determined daily during the Advance Period and paid quarterly in arrears at the rate of one-half of one percent (1/2%) per annum on the difference between the Principal Amount of Dollar Loans outstanding and the Maximum Credit Amount if Dollar Loans are outstanding, or while no Loans are outstanding until the Maximum Credit Amount has been Advanced or the Advance Period terminates or a Gold Loan is outstanding. The Commitment

Fee will be payable on the fifteenth Business Day of each quarter following conclusion of the quarter in which the Commitment Fee accrued.

               (c) Payment of Fees. Payment of the Establishment Fee and Commitment Fees shall be made in Dollars by wire transfer to Lender's account as specified in Section 3.11.


                           ARTICLE 3

                     PROCEDURE AND PAYMENT

          3.1  Advance Procedure.

               (a) Requests for Loans. No more frequently than once during any 30-day period, and not less than two Business Days prior to the desired date of the Advance of a Loan, Borrower will submit a Request for Advance to Lender. The Request for Advance, which will be effective only upon actual receipt by Lender, will specify whether a Gold Loan or a Dollar Loan is requested. Each Request for Advance shall be irrevocable when it becomes effective upon receipt by Lender.

               (b) Gold Loan. A Gold Loan shall be Advanced only in a single Advance for the Maximum Credit Amount, and only if no Dollar Loans are outstanding. The Request for Advance will specify an initial Interest Period for the Gold Loan and the Business Day on which Borrower wishes to have the Advance made. The number of Ounces of Gold Advanced shall be equal to the result of the Maximum Credit Amount divided by the London Price two (2) Business Days prior to the date of Advance of the Gold Loan, and such price per Ounce of Gold shall be the "Original Gold Price". Lender shall sell such number of Ounces of Gold at the Original Gold Price and shall deposit the proceeds thereof by wire transfer in the Proceeds Account.

               (c) Dollar Loans. If a Dollar Loan is requested, the Request for Advance will specify the amount of the Advance in Dollars, an initial Interest Period for the Advance and the Business Day on which Borrower wishes to have the Advance made. On the date specified in the Request for Advance, Lender shall wire transfer each Advance to the Proceeds Account.

          3.2 Notes. A Gold Loan shall be evidenced by the Gold Note and Dollar Loans shall be evidenced by the Dollar Note.

          3.3  Loan Conversion Elections.

               (a) Conversion. Subject to the terms and conditions hereof, Borrower is hereby granted the right to elect to convert an outstanding Gold Loan to a Dollar Loan, or all (but not part) of the outstanding Dollar Loans to a Gold Loan, from time to time after the Advance Period and prior to the Scheduled Maturity Date, (i) only if Lender is able to provide the requested type of Loan; (ii) only if no Default exists or would be caused by such conversion; (iii) only if the Scheduled Maturity Date has not been accelerated by Lender; (iv) in the case of outstanding Dollar Loan to be converted to a Gold Loan, only if the London Price is above the Minimum Gold Price; (v) only concurrently with the end of the Interest Period applicable to the Loans; (vi) only if modifications to hedging arrangements of Borrower satisfying the requirements of
Section 8.12 are taken simultaneously with such conversion; and (vii) only on a Business Day. Each such election shall be effected by Borrower's delivery to Lender of a Conversion/Interest Period Notice and shall be effective three Business Days after receipt by Lender of such notice. Notwithstanding the foregoing, the Borrower may not request that more than one conversion of Loans from one type to another type thereof be effected during any twelve (12) month period.

          For purposes of effecting any such conversion, the equivalency calculations shall be made by Lender on the effective date of such conversion. Subject to other relevant provisions of this Agreement, Borrower shall make a repayment in full of the relevant type and Principal Amount of the Loans to be converted and the Lender shall make Loans of the relevant type and Principal Amounts of Loans which are to be outstanding immediately following such conversion. A Gold Loan will be converted to a Dollar Loan by multiplying the Principal Amount of the Gold Loan in Ounces of Gold by the Original Dollar Value thereof, with the resultant Dollar amount being the Principal Amount of the Dollar Loan into which such Gold Loan will convert. Dollar Loans will be converted to a Gold Loan by dividing the Principal Amount of the Dollar Loans by the London Price in effect on a date two (2) Business Days prior to the date of conversion, with the resultant amount being the Ounces of Gold comprising the Principal Amount of the Gold Loan into which such Gold Loan shall convert.

          3.4 Principal and Interest Payments Generally. All principal and interest payments of a Gold Loan shall be made in Gold. All principal and interest payments of Dollar Loans shall be made in Dollars. If a conversion of a Loan occurs during an Interest Period pursuant to
Section 3.9, interest will be payable through the date of conversion in the form of the Loan prior to conversion and after the date of conversion in the form of the Loan after conversion.

          3.5  Interest.

               (a) General. Borrower shall pay interest on the outstanding Principal Amount of Loans calculated on a 360-day year basis, at the Gold Loan Interest Rate if a Loan is a Gold Loan or at the Dollar Loan Interest Rate if Loans are Dollar Loans or at the Default Rate, as applicable. Interest payable shall be calculated daily. Interest calculated at the Gold Loan Interest Rate or at the Dollar Loan Interest Rate shall be payable either quarterly in arrears on the first Business Day of each quarter with respect to the preceding quarter or, in the case of an Interest Period which ends within a quarter, in arrears at the end of such Interest Period. Interest calculated at the Default Rate shall be payable on demand.

               (b) Interest Periods. Borrower may select an interest period with respect to each Advance ("Interest Period") of 30, 90 or 180 days, or of such other period of days as may be agreed to by Lender in its sole discretion, on a 360-day year basis; provided that in no event may more than three (3) different Interest Periods be in effect hereunder at any one time. Borrower will select Interest Periods by giving notice to Lender in the Request for Advance and thereafter at least three (3) Business Days prior to the expiration of the Interest Period then in effect by a Conversion/Interest Period Notice. If at any time Borrower fails to give timely notice of its Interest Period selection, then Borrower shall be deemed to have selected an Interest Period of thirty (30) days. No Interest Period shall end after the Scheduled Maturity Date.

               (c) Default Interest. Interest on the Loans shall accrue and shall be payable by Borrower at the Default Rate during all periods when any amounts payable by Borrower as principal repayments, interest payments or fee or expense payments are due and payable hereunder, whether by acceleration or otherwise, but remain unpaid by Borrower; provided the Default Rate shall not apply to past-due fees and expenses unless Lender has provided written notice to Borrower pursuant to Section 11.2, and such fees and expenses remain due and unpaid for five (5) Business Days after the giving of such notice. Without prejudice to the rights of Lender under the preceding sentence, Borrower shall indemnify Lender against any direct loss or expense (not including lost profits on re-employment of capital) which Lender may sustain or incur as a result of the failure by Borrower to pay when due the Principal Amount of the Loans. A certificate or other notice of Lender submitted to Borrower setting forth the basis for the determination of Default Rate interest due and of the amounts necessary to indemnify Lender in respect of such loss or expense, shall constitute evidence of the accuracy of the information contained therein in the absence of error and, absent notice from Borrower of such error, shall be conclusive and binding for all purposes. Interest accruing at the Default Rate shall be payable on demand.

          3.6  Repayment of the Loans.

               (a) Principal Repayment Generally. Borrower agrees to repay the Loans as provided herein. Loan amounts repaid may not be reborrowed.

               (b) Scheduled Principal Payments. Subject to the other terms hereof pertaining to mandatory prepayments of the Loans, Borrower shall repay the Principal Amount of the Loans in the amounts and on the dates set forth in the amortization schedule attached hereto as

Schedule 3.6(b), with each payment equal to an amount determined by multiplying the Principal Amount as of July 31, 1997 by the percentage stated in the amortization schedule for the corresponding payment date, subject to adjustment for any voluntary prepayments pursuant to
Section 3.6(c) and mandatory prepayments pursuant to Sections 3.6(d) and 3.6(e).

               (c)  Voluntary Prepayment.  Upon not less than thirty
(30) days' prior written notice to Lender, Borrower may, without premium or penalty, prepay at the end of any Interest Period applicable to the portion of the Loan so prepaid, in the case of a Dollar Loan, One Million Dollars ($1,000,000) or larger portion of the Principal Amount of Dollar Loans, or in the case of a Gold Loan, a number of Ounces of Gold that when multiplied by the Original Gold Price results in a Dollar Value that is greater than or equal to One Million Dollars ($1,000,000). Upon the giving of such notice, which shall be irrevocable, the prepayment, together with all interest accrued through the prepayment date, shall be due and payable on the date set forth therein. Any such voluntary prepayment of the Loans shall be applied to the outstanding Principal Amount, and shall be applied to the scheduled principal payments of the Loan provided for in Section 3.6(b) in inverse order of maturity.

               (d) Mandatory Prepayment Upon Loan Acceleration. Borrower will repay the Principal Amount of Loans in full, together with accrued interest thereon, Breakage Costs and fees, upon acceleration of the due date thereof by Lender pursuant to Section 10.2

               (e) Mandatory Prepayments Where a Gold Loan Principal Amount Exceeds Monetary Cap. If at any time the Dollar Value of a Gold Loan exceeds the Monetary Cap, within not more than three (3) Business Days after notice thereof by Lender, Borrower will prepay a portion of the Principal Amount of the Gold Loan which is sufficient to reduce the Dollar Value of the Gold Loan to an amount which is less than the Monetary Cap.

          3.7 Priority of Prepayments. All Loan prepayments made by Borrower pursuant to Sections 3.6(d) and (e) shall be accompanied by payment of Lender's Breakage Costs, if any, and shall be applied first to accrued and unpaid interest on the Loans so prepaid as of the end of the most recent Interest Period, then to any other amounts then payable by Borrower hereunder including Breakage Costs and fees, then to the Principal Amount in inverse order of maturity thereof.

          3.8 Risk of Loss. Borrower will assume all risk of loss of, or damage to, any Gold to be delivered by it to Lender hereunder until it has been delivered to Lender at an Acceptable Delivery Location. Unless Borrower has received notice of error within fourteen (14) Business Days of Lender's receipt of Gold so delivered, Lender's receipt of the quantity and quality of the Gold will be conclusively deemed to be as set out in Borrower's delivery order.

          3.9 Inability to Continue to Provide Gold; Mandatory Switching. Lender shall not be liable for any failure to comply with its obligations under or pursuant to this Article 3, and shall be entitled to terminate any arrangements entered into under this Article without liability, if such failure is caused directly or indirectly, wholly or partly, by act or omission of any government or competent authority, lack of availability of Gold, force majeure or other contingency, circumstance or event of any nature beyond the control of Lender. Notwithstanding any other provision hereof, a Gold Loan will be converted to Dollar Loans upon any such event effective as of the date Lender gives Borrower notice of the foregoing.

          3.10 Increased Costs and Reduction in Return. If due to (a) the introduction of, or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation or (b) the compliance by Lender with any guideline or request from any central bank or other governmental agency having jurisdiction over Lender (whether or not having the force of law) collectively referred to as "Governmental Acts," there shall be any increase in the cost or reduction in return to Lender of agreeing to make or making, funding or maintaining the Loan, then Borrower shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to indemnify it against such increased costs or reduction in return; provided that Lender agrees to use reasonable efforts to mitigate the increased cost or reduction in return to the extent reasonably practicable. A certificate as to the amount of such increased cost or reduced return, submitted to Borrower by Lender, shall be conclusive absent manifest error.

          3.11 Payments and Computations. Borrower shall make each payment due in Gold hereunder and under the Note not later than 5:00 p.m. (New York City time) on the day before the day when due. Borrower shall make each payment due in Dollars hereunder and under the Note in immediately available funds not later than 5:00 p.m. (New York City time) on the day before the day when due Lender as follows (or as Lender shall otherwise advise Borrower by notice as provided herein):

          to:

               Chase Manhattan Bank N.A.
               1 Chase Manhattan Plaza
               New York, New York
               ABA No. 02100021

                    for the account of N M Rothschild & Sons Limited A/C No.: 001-1-948262

Payments in Gold shall be made by delivery of Gold to the account of Lender at any Acceptable Delivery Location. Borrower agrees to pay all shipping, insurance, refining charges and other costs related to such delivery and warrants that such Gold upon its delivery to the account of Lender shall be free and clear of all Liens, encumbrances, charges and security interests except those in favor of Lender. Borrower hereby authorizes Lender, if and to the extent payment of money owed to it is not made when due hereunder or under the Note, to charge from time to time against Borrower's accounts with Lender any amount so due. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

          3.12 Payment on Non-Business Days. Whenever any payments of Gold or Dollars to be made hereunder or under the Note shall be due on a day which is not a Business Day, such return or payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be, unless such next succeeding Business Day is after the end of the

Interest Period, in which case the payment will be made on the next preceding Business Day and such payment shall not reflect the actual payment date in the computation of interest or fees due and payable.

          3.13 Taxes.

               (a) General. Any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, duties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes imposed on Lender's income and franchise taxes imposed on Lender) imposed by the jurisdiction under the laws of which Lender is organized, or the United States of America, the state of Alaska or any other jurisdiction under the laws of which Lender is otherwise subject to tax, or any political subdivision thereof (all such non-excluded taxes, levies, duties, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13) Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The foregoing obligation of Borrower will apply with respect to any assignee of Lender.

               (b) Other Taxes. In addition, Borrower agrees to pay any present or future stamp, sales, use or documentary taxes or any other excise or property taxes, charges, duties or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any of the Loan Documents, or any Instrument contemplated thereby (hereinafter referred to as "Other Taxes"). To Lender's knowledge, no Other Taxes will be applicable to the transactions contemplated by this Agreement.

               (c) Tax Indemnity. Borrower hereby indemnifies Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.13) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Lender shall use commercially reasonable efforts to mitigate any Taxes or Other Taxes to the extent practicable, and to refund to Borrower its proportionate share of any Taxes or Other Taxes paid by Borrower pursuant hereto ultimately refunded to Lender.

               (d) Payment of Taxes. Within 30 days after the date of any payment of Taxes or Other Taxes withheld by Borrower in respect of any payment to Lender, Borrower will furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

               (e) Lender's Taxes. To Lender's knowledge, under applicable law and treaties in effect as of the date hereof between the United States and the United Kingdom, no United States federal taxes will be required to be withheld by Borrower with respect to any payment to be made to Lender in respect of this Agreement. Lender agrees upon written request of Borrower to deliver to Borrower, in duplicate, duly completed and signed copies of either Form 1001 (relating to Lender and entitling Lender to a complete exemption from withholding on all amounts to be received by Lender pursuant to this Agreement, the Loans and Notes as a result of a tax treaty concluded with the United States) or Form 4224 (relating to all amounts to be received by Lender pursuant to this Agreement, the Loans and Notes) of the Internal Revenue Service.

               (f) Survival. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this
Section 3.13 shall survive the payment in full of the Loan and interest hereunder.

          3.14 Proceeds Account.

               (a) Prior to the Initial Advance of the Loans, Borrower will execute and deliver the Proceeds Account Agreement, will establish an account with a national banking institution, satisfactory to Lender in its sole discretion reasonably exercised (the "Proceeds Account"), will enter into an escrow agreement with such banking institution in form acceptable to Lender and will at all times upon and after Completion while any portion of the Loans remains outstanding maintain a balance in the Proceeds Account at least equal to the Retention Amount. Borrower will promptly deposit all gross revenues of, and all other payments received in relation to, the Project including the proceeds of Dollar Loans, the Dollar equivalent (calculated on the date of making of any Gold Loan as set forth in Section 3.1) of the proceeds of such Gold Loan, the proceeds derived from the exercise of any Hedging Contract, the net proceeds of any equity or debt offering by Borrower to any Person, including USMX or a Subsidiary of USMX, all funds received from USMX (whether as loans or equity contributions), the net proceeds of any disposition of Project Assets and any insurance proceeds received in connection with the Project to, and shall disburse all funds, including funds disbursed for Project Costs from, such account.

          Disbursements or withdrawals from the Proceeds Account will be made by Borrower only pursuant to a Request for Disbursement in the form of Exhibit B hereto.

          Credit balances in the Proceeds Account shall be applied as follows:

          First, to payment of Project Capital Costs and Project Operating Costs, incurred by Borrower in accordance with the Development Plan;

          Second, to payment of fees or other amounts due Lender hereunder or under any of the Loan Documents which are due and payable and which remain unpaid;

          Third, to payment of interest and the Principal Amount due and payable hereunder, and principal and interest payments of the $2,500,000 USMX Secured Loan; and

          Fourth, after Completion and provided that no Default or Event of Default is outstanding hereunder, Borrower may, on a quarterly basis, withdraw funds for general corporate purposes, including permitted dividends to stockholders, so long as after any such withdrawal the Proceeds Account contains an amount greater than or equal to the Retention Amount.

               (b)  On each principal repayment date referred to in

Section 3.6(b), and on any other due date of any portion of the Loans, Loan repayments shall (without prejudice to the right of Lender to such repayment of any Obligation from any other source) be made (i) in the case of Dollar Loans in Dollars by payment to Lender of an amount sufficient to provide for such repayment or prepayment, or (ii) in the case of a Gold Loan, in Ounces of Gold by payment to Lender or any other member of The London Bullion Market Association reasonably acceptable to Lender a Dollar amount sufficient to provide for such repayment or prepayment in Ounces of Gold with irrevocable instructions to transfer such Ounces of Gold to an Acceptable Delivery Location.

               (c) Borrower hereby pledges, assigns and grants to Lender a security interest in the Proceeds Account and all funds in the Proceeds Account from time to time, in accordance with common law pledge requirements and the Uniform Commercial Code. Upon occurrence of a Default or Event of Default, Borrower agrees that, notwithstanding the provisions of clause (a) above concerning application of funds in the Proceeds Account, Lender may elect not to honor a Request for Disbursement received from Borrower; Lender may prohibit any withdrawals or transfers of funds by Borrower or by any Persons claiming interests by, through or under Borrower (and for this purpose shall return marked "NSF" any checks or other instruments or orders for payment of money received by Lender); and Lender shall be entitled to exercise its rights hereunder with respect to all funds in the Proceeds Account in accordance with law, including, without limitation, transfer of such funds to Lender in payment or partial payment of Borrower's Obligations. In connection therewith, Borrower agrees and covenants to indemnify Lender against any claim, cost or liability incurred by Lender in connection with its refusal, as permitted herein, to honor a Request for Disbursement received from Borrower or in connection with its application of funds in the Proceeds Account, as permitted herein, in satisfaction of Borrower's Obligations.


                           ARTICLE 4

                        HEDGING FACILITY

          4.1 Establishment of Hedging Facility. Concurrently herewith, Lender has established a Gold hedging facility in favor of Borrower on the terms and conditions of the Hedging Agreement.


                           ARTICLE 5

                      COLLATERAL SECURITY

          5.1 Security Documents. As security for the due repayment of Loans hereunder, for the payment of all moneys due hereunder, for the performance of all Obligations of Borrower and USMX hereunder and under the other Loan Documents, Borrower shall contemporaneously with the execution of this Agreement, execute and deliver to Lender the Security Documents to which it is a party, including amendments or assignments thereof and notices to third Persons as Lender may require in connection with the perfection of its security interests in the property and interests subject to the Security Documents.

          5.2  No Limitation on Application of Security Interests.

Borrower and Lender agree that notwithstanding any provision of any Security Document to the contrary, all Liens created and perfected pursuant to the Security Documents shall secure all Obligations of Borrower hereunder and under the other Loan Documents.

          5.3 Recordings and Filings of Security Documents. Lender will record, file or deliver to account debtors as necessary the Security Documents, as appropriate, at Borrower's expense, promptly after execution and delivery thereof by Borrower.

          5.4 Protection of Security Document Liens. As and when requested to do so by Lender, Borrower will deliver to Lender from time to time any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance satisfactory to Lender, for the purpose of perfecting or protecting Lender's Liens on the property and interests subject to the Security Documents.

          5.5 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower or USMX (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing, although such Obligations may be contingent and unmatured. Lender agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 5.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

          5.6 Additional Collateral. Borrower and Lender intend that the Security Documents cover and extend to all property rights and interests of Borrower, real or personal, tangible or intangible, presently held or hereafter acquired, which are related to the Project, the production therefrom, Hedging Contracts related to the Project and the proceeds of all of the foregoing. In the event that Borrower acquires any property right or interest related to the Project which is not subject to the Lien of the Security Documents, upon request therefor from Lender, Borrower shall promptly execute and deliver such Instruments and take such actions as Lender may reasonably request in order to perfect a first and prior Lien on such right or interest, subject only to Permitted Liens with the priority expressly provided hereunder or under the USMX Credit Agreement. Whether or not Lender requests that any such right or interest be subjected to the Security Documents, Borrower agrees to keep such rights or interests related to the Project free and clear of all Liens other than Permitted Liens.

          5.7  Partial Release of USMX Upon Completion of the Project.
Upon Completion, if no Default or Event of Default is outstanding, Lender's recourse with respect to the obligations of USMX under the Guaranty will be limited to the Pledged Collateral pursuant to the Pledge Agreement, as those latter two terms are defined in the Pledge Agreement and the USMX Credit Agreement, respectively, and the Assignment Agreement; provided that the obligations of USMX under the Guaranty with respect to Obligations of Borrower which arise under a breach of the representation in Section 7.1(t) or the covenants in Section 8.1 insofar as Environmental Laws are concerned shall remain unchanged and unaffected by Completion, and shall remain the full recourse obligation of USMX.


                           ARTICLE 6

                      CONDITIONS PRECEDENT

          6.1 Conditions Precedent to the Initial Advance. The obligation of Lender to make the Initial Advance of the Loan and to perform its other obligations hereunder, are subject to satisfaction of the following conditions precedent:

               (a) Lender or its counsel shall have received the following on or before the date of the Initial Advance of the Loan, each dated on or no more than five days prior to such date of delivery (or as otherwise agreed by Lender), and in form and substance as shall be satisfactory to
Lender:

                    (i)  this Agreement, duly executed by Borrower;

                    (ii) the Gold Note or Dollar Note, as the case may be, duly executed by Borrower;

                    (iii)     the Hedging Agreement;

                    (iv) the Establishment Fee;

                    (v) the Security Documents, duly executed by Borrower, NPMC and USMX, as the case may be, together with any financing statements or similar evidences of Liens, amendments thereto, notices or other Instruments determined by Lender to be necessary or desirable to perfect the Liens established pursuant to the Security Documents;

                    (vi) the Proceeds Account Agreement, duly executed by Borrower;

                    (vii)     the NPMC Subordination Agreement, duly
executed by NPMC;

                    (viii) an Omnibus Certificate for each of Borrower, NPMC and USMX, duly executed by an officer thereof;

                    (ix) a Certificate from the Department of Commerce and Economic Development of the State of Alaska confirming the due organization and good standing of Borrower in Alaska;

                    (x)  the Opinion of Borrower's and USMX's Counsel;

                    (xi) the Opinion of NPMC's Counsel;

                    (xii) the Security Opinion in form and content reasonably acceptable to Lender;

                    (xiii)    the Development Plan;

                    (xiv) certificates of issuing insurance companies, confirming compliance by Borrower with the insurance requirements set forth in Section 8.4;

                    (xv) accurate and complete copies of the financial statements referred to in Section 7.1(f); and

                    (xvi) such other approvals, opinions or documents as Lender may reasonably request.

               (b) The following shall be correct as of the date of the Initial Advance of the Loan by Lender:

                    (i) all conditions precedent to the advance of funds pursuant to the USMX Credit Agreement shall have been satisfied or waived by Lender;

                    (ii) since the date of the financial statements of Borrower and USMX most recently delivered to Lender (referred to in Section 7.1(f)), there has been no Material Adverse Effect on the financial condition, operations or business of Borrower or USMX;

                    (iii) there is no pending or threatened action or proceeding affecting Borrower, USMX or the Project before any court, Governmental Authority or arbitrator, including any matter involving Environmental Laws, which seeks to prevent prosecution of the Project or performance by Borrower, USMX or Lender hereunder or which could be reasonably expected to have a Material Adverse Effect upon the financial condition, operations or business of Borrower or USMX or the Project;

                    (iv) all Governmental Requirements and all material approvals and consents (including, without limitation, all Project Permits) of Governmental Authorities or other Persons, if any, required in connection with the operation of the Project, including specifically the activities contemplated by the Development Plan shall have been obtained and remain in effect;

                    (v) the Liens established by the Security Documents shall be in full force and effect as valid, enforceable first priority Liens (or as otherwise expressly provided hereunder or under the USMX Credit Agreement) on the Collateral, except for Permitted Liens with the priority expressly contemplated by this Agreement;

                    (vi) no event shall have occurred or condition exist which would have a Material Adverse Effect on Borrower;

                    (vii) Lender shall have approved the Development Plan, in its sole discretion reasonably exercised;

                    (viii) the Proceeds Account shall have been established and the related escrow agreement (as contemplated by Section 3.14 hereof) shall have been entered into by Borrower and escrow agent and approved by Lender;

                    (ix) The entire proceeds of the $2,500,000 USMX Secured Loan shall be deposited in the Proceeds Account;

                    (x) Lender shall have received evidence satisfactory to Lender in its sole judgment reasonably exercised that Borrower or USMX or both in aggregate have expended $3,400,000 or more on construction of the Project pursuant to and in accordance with the Development Plan;

                    (xi) USMX shall have paid to NPMC all sums due under the NPMC Agreement and shall have duly issued and delivered to NPMC registered, freely tradeable common stock of USMX in full payment for the real property and other interests to be conveyed thereunder as contemplated by the NPMC Agreement, the Mining Properties shall be owned by Borrower free and clear of all Liens other than Permitted Liens, and no defaults shall exist or have been asserted by NPMC to exist under the NPMC Agreement or the NPMC Mortgage; and

                    (xii) the Independent Consultant shall have completed and submitted to Lender, and Lender shall have approved in its sole discretion reasonably exercised, the Project Review Report.

          6.2 Conditions Precedent to all Advances. The obligation of Lender to make each Advance (including the Initial Advance), shall be subject to the further conditions precedent that:

               (a) Borrower shall have performed and complied with all agreements and conditions herein required to be performed and complied with on or prior to the date of such Advance and USMX shall have complied with all agreements and covenants contained in the USMX Credit Agreement;

               (b) Lender shall receive evidence satisfactory to Lender of aggregate Price Fixing Commitments which comply with the requirements of
Section 8.12;

               (c) Lender shall have received a Request for Advance, duly executed by Borrower;

               (d) on the date of such Advance, Lender shall have received such other approvals, opinions or documents as Lender may reasonably request;

               (e) on the date of such Advance, Lender shall have satisfied itself of the absence of any Material Adverse Effect with respect to Borrower;

               (f) such Advance shall not cause the aggregate Principal Amount of the Loans to exceed the Maximum Credit Amounts;

               (g) there shall exist no Default hereunder or under the USMX Credit Agreement; and

               (h) all representations and warranties made by Borrower herein and made by USMX in the USMX Credit Agreement and the Guaranty shall be true and correct on the date of the Advance, except for such changes therein as shall be acceptable to Lender.


                           ARTICLE 7

                 REPRESENTATIONS AND WARRANTIES

          7.1 Representations and Warranties of Borrower. Borrower represents and warrants as follows:

               (a) Organization, Qualification and Subsidiaries. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alaska and has all requisite corporate power and authority to enter into this Agreement and the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. USMX is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to enter into the USMX Credit Agreement, the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Borrower has no subsidiaries.

               (b) Authorization; No Conflict. The execution, delivery and performance by Borrower of this Agreement and of the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Borrower and do not and will not
(i) require any consent or approval of the stockholder of Borrower that has not been obtained; (ii) contravene Borrower's articles of incorporation, charter or bylaws; (iii) violate any provision of any law, rule, regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower; (iv) result in a breach of or constitute a default under or require the consent of any party pursuant to any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Liens arising under the Security Documents) upon or with respect to any of the properties now owned by Borrower; and, to the best knowledge of Borrower, Borrower is not in breach or default in any material respect under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except as otherwise disclosed to Lender in writing prior to the date hereof. The execution, delivery and performance by USMX of the USMX Credit Agreement and Loan Documents to which it is a Party has been duly authorized by all necessary corporate action and does not and will not contravene USMX's articles of incorporation, charter or bylaws.

               (c) Governmental Consents; Project Permits and Authoriza tions. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required (i) for the due execution and delivery of, and due performance of the financial obligations of Borrower under, this Agreement, any other Loan Document to which Borrower is a party or for the due execution, delivery and performance by the USMX of the Loan Documents to which the USMX is a party or (ii) for the due performance of all other obligations of Borrower or USMX under this Agreement or any other Loan Document to which Borrower or USMX is a party (other than registrations or filings to perfect the liens created by the Security Documents) except such authorizations, approvals or other actions as have been obtained or notices or filings as have been made. All material Project Permits are identified in Schedule 7.1(c). All Project Permits have been duly issued to or are held by Borrower, are valid and in good standing and free of any violation thereof by Borrower, and Borrower has not received any notice of an asserted violation or proposed revocation, withdrawal or material modification thereof.

               (d) Binding Obligations. This Agreement is, and the Loan Documents when delivered hereunder will be, the legal, valid and binding obligations of Borrower and USMX, respectively, enforceable against Borrower and USMX, respectively, in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws or equitable principles affecting enforcement of creditors' rights generally at the time in effect).

               (e) Litigation. Except as indicated on Schedule 7.1(e), there is no action, proceeding or investigation pending or threatened in writing against or involving Borrower which alleges the violation of any laws, including Environmental Laws, or which questions the validity of this Agreement or any of the Loan Documents, or any action taken or to be taken pursuant to this Agreement or any of the Loan Documents, or which questions the nature or extent of Borrower's record or equitable title to the Mining Properties or which might result, either in any case or in the aggregate, in any Material Adverse Effect on the business, operations, condition (financial or otherwise), aggregate properties or aggregate assets of Borrower or in any material liability on the part of Borrower.

               (f) Financial Statements; No Material Adverse Change. The audited consolidated balance sheet of USMX (including Borrower) as of December 31, 1995, and the related consolidated statements of income, cash flow and stockholders' equity of USMX (including Borrower) for the period then ended, audited by KPMG Peat Marwick LLP and the unaudited consolidating balance sheets of USMX (including Borrower) as of March 31, 1996, and the related unaudited consolidating statements of income, cash flow and stockholders' equity of USMX (including Borrower) for the period then ended certified by officers of USMX and Borrower, copies of which have been furnished to Lender, fairly present the financial condition of Borrower and USMX as at such dates and the results of the operations of such Persons for the periods ended on such dates, all in accordance with GAAP consistently applied. Neither Borrower nor USMX has on the date hereof any material Contingent Liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in such financial statements or listed in Schedule 7.1(f). Since such date, except as previously disclosed in writing to Lender, neither the business, operations or prospects of Borrower or USMX, nor any of their respective properties or assets, have been affected by any occurrence or development (whether or not insured against) which would result, either in any case or in the aggregate, in a Material Adverse Effect on any such Person.

               (g) Other Agreements. Except for Material Agreements, Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or other corporate restriction which would, upon a default thereunder or otherwise, result in a Material Adverse Effect on Borrower, or materially impair the ability of Borrower to carry out its Obligations under this Agreement, or any of the Loan Documents.

               (h)  Information Accurate.  Except as disclosed to Lender on
Schedule 7.1(h) hereto, none of the information delivered to Lender by Borrower or USMX in connection with the transactions contemplated by this Agreement or the USMX Credit Agreement, including any representation or warranty, contains any material misstatement of fact or omits to state a material fact, and all projections contained in any such information, exhibits or reports, including in particular the Feasibility Study and Development Plan, were based on information which when delivered was, to the best knowledge of Borrower, true and correct, and to the best knowledge of Borrower all calculations contained in such projections were accurate, and such projections presented Borrower's then-current estimate of its future business, operations and affairs and, since the date of the delivery of such projections, to the best knowledge of Borrower, there has been no material change in the assumptions underlying such projections, or the basis therefor or the accuracy thereof.

               (i)  Employee Benefit Plans. Except as disclosed on
Schedule 7.1(i), Borrower has not established, does not maintain and has made no contributions to, nor has any liability with respect to, any Plan.

               (j)  Title to Properties; Liens.

                    (i) With respect to those properties owned in fee simple by Borrower which are subject to any of the Security Documents, Borrower is in exclusive possession of and owns such properties free and clear of all material defects of title, burdens on production or Liens except Liens disclosed in Schedule 7.1(j) and specifically identified in the Security Opinion delivered pursuant hereto.

                    (ii) With respect to those properties held under leases or other contracts which are subject to any of the Security Documents:
(A) Borrower is in exclusive possession of such properties other than the airstrip located on those properties and any navigable waters; (B) Borrower has not received any notice of, and has no knowledge of any facts or circumstances that, with the passage of time or notice, or both, could result in any default of any of the terms or provisions of such leases or contracts; (C) under such leases and contracts Borrower has the authority to perform fully, and no provision thereof prohibits or would be breached by Borrower's performance of, its obligations under this Agreement and the other Loan Documents; (D) to the best of Borrower's knowledge and belief, such leases and contracts are valid and are in good standing; and (E) to the best of Borrower's knowledge and belief, the properties covered thereby are free and clear of all defects of title or Liens, except for those specifically identified in the Security Opinion or disclosed in
Schedule 7.1(j) [or in such leases or contracts.] Borrower has delivered or will make available to Lender all information concerning title to the properties in Borrower's possession or control, or to which Borrower has access, which Lender requests.

                    (iii) With respect to mining claims, leases and other property interests (for purposes of this Section 7.1(j)(iii), "Claims") which are subject to any of the Security Documents, except as provided in the Security Opinion: (A) the Claims are free of Liens, except as disclosed in Schedule 7.1(j); (B) to the best of Borrower's knowledge,
(w) the Claims were properly located and monumented; (x) all required location and validation work was properly performed; (y) location notices and certificates were properly recorded and filed with appropriate Governmental Authority; and (z) all assessment work or fees, or both, required to hold the Claims has been performed in a manner consistent with generally accepted standards of major companies in the mining industry through the assessment year ending August 31, 1996]; (C) all maintenance fees or rental payments have been duly and timely made in order to maintain the Claims through the rental year ending August 31, 1996; (D) all affidavits of assessment work and other filings required to maintain the Claims in good standing have been timely recorded or filed with appropriate Governmental Authority; and (E) Borrower has no knowledge of conflicting claims or leases, except overlaps to avoid gaps or to maintain parallel end lines, or inadvertent overstakings which do not materially impair Borrower's property position.

                    (iv) Except as disclosed on Schedule 7.1(j), no approval or consent of any Governmental Authority or any other party is necessary to authorize the execution and delivery of the Mortgage, the Second Mortgage, the Fourth Mortgage or of any other written Instrument constituting or evidencing the Obligations.

               (k) Securities Activities. The proceeds of the Loan hereunder will not be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation X of the Federal Reserve Board) or carrying any margin stock.

               (l) Solvency. Borrower is not entering into the arrangements contemplated by this Agreement or any of the other Loan Documents with actual intent to hinder, delay or defraud either present or future creditors. On and as of the date hereof, and thereafter on and as of the date of the undertaking of any actions contemplated by this Agreement, including, without limitation, the Advance of Loans, the execution of the Hedging Agreement, after giving effect to the Loan, and all such Instruments, and to any fees and expenses in connection with such undertaking, (i) Borrower's property at a fair valuation, is, and will be, greater than the sum of its Indebtedness (including its Contingent Liabilities); (ii) the present fair salable value of Borrower's assets exceeds, and will exceed, the probable liability of Borrower on its Indebtedness (including its Contingent Liabilities) as they become absolute and mature; (iii) Borrower has not, and will not have, incurred, and does not intend to, or believe that it will, incur debts (including its Contingent Liabilities) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by Borrower from any source, and of amounts to be payable on or in respect of its debts), and the cash available to Borrower after taking into account all other anticipated uses of the cash, is, and is anticipated to be, sufficient to pay all such amounts on or in respect of such debts (including its Contingent Liabilities), when such amounts are required to be paid; and (iv) subject to receipt of the Loan, Borrower has sufficient capital with which to conduct its business and Borrower's capital does not constitute unreasonably small capital with which to conduct its business. As used in clauses (i) through (iv) above, the terms therein shall have the meanings as used in Section 548 of the United States Bankruptcy Code, the

Uniform Fraudulent Conveyance Act and any applicable state law concerning fraudulent conveyances as such may from time to time have been amended or developed by judicial interpretation to the date the representations herein are made.

               (m) Warranties of Borrower With Respect to Gold. Borrower warrants that Gold delivered by Borrower to Lender hereunder will conform to the description of the Gold herein and shall be free of Liens or rights or claims of interest by third Persons. THERE ARE NO EXPRESS WARRANTIES WITH RESPECT TO SUCH GOLD OTHER THAN THOSE SPECIFIED HEREIN. NO WARRANTY OF MERCHANTABILITY, OR ANY WARRANTY OF ANY OTHER NATURE, SHALL BE IMPLIED.

               (n) Capital Structure of Borrower and USMX. Borrower is a wholly-owned subsidiary of USMX. Borrower has no outstanding obligations to issue additional shares or other equity interests, including any stock or securities convertible into or exercisable or exchangeable for any shares of its capital stock or any rights or options to purchase any of the foregoing, or to convert any existing Indebtedness to equity interests in Borrower.

               (o)  Hedging Contract Obligations.  Except as set forth in
Schedule 7.1(o), Borrower has no Hedging Contracts currently in effect for Gold except Price Fixing Commitments as contemplated by the Development Plan.

               (p) Material Agreements; Absence of Default. All of Borrower's Material Agreements are identified in Schedule 7.1(p). No event has occurred that, with notice or the passage of time, or both, would constitute or give rise to an event of default or a default, or any equivalent occurrence, by Borrower under any of the Material Agreements, and Borrower has not received any notice of an asserted default thereunder from any other Person that is a party to any such agreement.

               (q) Taxes and Other Payments. Borrower has filed all tax returns (including all property tax returns and other similar tax returns applicable to the Mining Properties) and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing and due and all claims for sums due for labor, material, supplies, personal property and services of every kind and character provided with respect to, or used in connection with the Mining Properties and no claim for the same exists except as permitted hereunder, except any such taxes, charges or amounts which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of Borrower.

               (r) Development Plan. The Development Plan has been prepared in accordance with prudent mining practices and after diligent inquiry by Borrower, and Borrower is not aware of any facts or state of affairs which would materially hinder or prevent Borrower from operating the Mining Properties in accordance with the Development Plan and achieving, after allowance for existing royalty burdens, the net Gold production provided for therein.

               (s) Compliance With Laws. Borrower is in compliance with all laws, regulations and rules of federal, state and local Governmental Authorities

               (t)  Environmental Laws.  Except as set forth in
Schedule 7.1(t):

                    (i) All facilities and property (including underlying groundwater) comprising the Mining Properties have been, and continue to be, owned, operated, leased or utilized by Borrower in material compliance with all Environmental Laws.

                    (ii) With respect to the Mining Properties, there have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by Borrower with respect to any alleged violation of any Environmental Law.

                    (iii) There have been no Releases of Hazardous Materials at, on or under any property presently or formerly owned or operated by Borrower that singly, or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect on Borrower.

                    (iv) No property now or previously owned, operated or leased by Borrower is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or any similar state list of sites requiring investigation or clean-up.

                    (v) There are no underground or above-ground storage tanks, active or abandoned, including petroleum storage tanks, at, on or under any property now or previously owned, operated or leased by Borrower that singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect on Borrower.

                    (vi) Borrower has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Borrower for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

                    (vii) There are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, operated or leased by Borrower that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect with respect to Borrower.

                    (viii) No conditions exist at, on or under any property now or previously owned, operated or leased by Borrower which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect with respect to Borrower.

               (u)  Borrowers' Indebtedness.  Except as disclosed on
Schedule 7.1(u) or specifically identified in the financial statements of Borrower identified in Section 7.1(f), Borrower has no existing
Indebtedness (a) which is not in the ordinary course of business and
(b) which involves an obligation of $100,000 or greater.

               (v) Insurance. Borrower maintains in effect the insurance identified in Schedule 8.4, and such insurance is with responsible and reputable insurance companies or associations in such amounts and covering such risks as is prudent and consistent with good operating practices.


                           ARTICLE 8

               AFFIRMATIVE COVENANTS OF BORROWER

          So long as the Loans or the Notes shall remain unpaid, or any other Obligation of Borrower hereunder, or obligations of USMX hereunder or under the USMX Credit Agreement or under Agreements and Instruments entered into pursuant to either of them, shall not have been fully performed or waived by Lender (including obligations of Borrower under the Hedging Agreement), Borrower shall, unless Lender otherwise consents in writing (which consent Lender may grant or withhold in its sole discretion), perform all covenants in this Article 8.

          8.1 Compliance with Laws, Etc. Borrower shall comply in all material respects with all applicable laws (including without limitation Environmental Laws), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon its property, except to the extent contested in good faith and adequately reserved for in accordance with GAAP.

          8.2 Reporting Requirements. Borrower shall deliver, or cause USMX to deliver to Lender the reports, information and certificates set forth below:

               (a) Quarterly Financial Information. As soon as available and in any event within 60 days after the end of each of the first three quarters of each year, a consolidating balance sheet of USMX (including Borrower), as of the end of such quarter and consolidating statements of income, cash flow and retained earnings of USMX (including Borrower) prepared in accordance with GAAP for such quarter and for the period commencing at the end of the previous year and ending with the end of such quarter, certified in a manner acceptable to Lender by the chief financial officer of Borrower, and, in the case of each quarter ending June 30, confirmation (showing calculations) of compliance by Borrower with the financial covenants of Sections 9.6 and 9.8 certified by the chief financial officer of Borrower. As soon as available and in any event no later than 60 days after the end of each quarter, Borrower shall deliver to Lender a certificate by the chief financial officer of Borrower, showing for such quarter actual expenditures contrasted with projected expenditures as shown in the Development Plan.

               (b) Annual Financial Information. As soon as available and in any event within 105 days after the end of each year, a consolidating balance sheet of USMX (including Borrower), as of the end of such year and consolidating statements of income, cash flow and retained earnings of USMX (including Borrower) for such year and for the quarter prepared in accordance with GAAP, and audited by KPMG Peat Marwick LLP or other certified public accountants acceptable to Lender, together with a confirmation (showing calculations) of compliance by Borrower with the financial covenants of Section 9.6, 9.7 and 9.8, all of which shall be certified in a manner acceptable to Lender by the chief financial officer of Borrower.

               (c) Statement of Project Reserves. Concurrently herewith, and not later than each March 31 thereafter, commencing March 31, 1997, Borrower shall submit to Lender a certificate, certified by the presidents of each Borrower and USMX, indicating the calculations of the Project Proven and Probable Reserves as at December 31, 1995 (in the case of the certificate submitted concurrently herewith) and as at the preceding December 31 (in the case of the certificates submitted by each March 31), with each such certificate referred to as a "Statement of Reserves."

               (d) ERISA Information. Promptly after the filing or receiving thereof (if any), copies of all material reports and notices under ERISA which Borrower files with or receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

               (e) Environmental Matters. Promptly after the filing or receiving thereof, copies of all notices which Borrower receives from any Governmental Authority alleging its noncompliance with Environmental Laws and any replies of Borrower filed in response thereto.

               (f) Projected Variations in the Development Plan. Concurrently herewith and on or before each quarter, Borrower shall submit to Lender a report which shall show any projected variations from the Development Plan in Gold production from the Project and in operating costs, capital expenditures and exploration expenditures of achieving such production (i) on a monthly basis, for the remainder of the then-current calendar year and (ii) on an annual basis thereafter for the life of the Project.

               (g) Litigation. Promptly after initiation thereof, notice of any litigation by or against Borrower, USMX, or the Mining Properties, or litigation against Borrower's or USMX's other properties which could have a Material Adverse Effect on Borrower or USMX.

               (h) Monthly Project Reports. No later than the 15th day of each month, Borrower shall submit to Lender a report concerning production and operations of the Project during the preceding month, and showing metallurgical balances, production and cost information and statistics, to include actual expenditures contrasted with projected expenditures as budgeted in the Feasibility Study and Development Plan, in form and substance reasonably acceptable to Lender.

               (i) Quarterly Hedging Contract Reports. Not later than the date of the Initial Advance, and not later than 60 days after the end of each quarter thereafter, a report of all Hedging Contracts of Borrower as of the close of the preceding quarter, unless such Hedging Contracts have been entered into with Lender.

               (j) Other Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.

          8.3 Inspection. At any reasonable time during normal business hours and from time to time, on reasonable notice, Borrower shall permit Lender or its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with any of its officers, directors, employees or agents. Borrower will not be responsible for injuries to or damages suffered by agents or representatives of Lender while visiting the properties of Borrower unless such injuries or damage are caused or contributed to by the negligence or willful misconduct of Borrower or its employees or agents.

          8.4 Maintenance of Insurance. Borrower shall maintain with respect to the Mining Properties, the Project and Borrower's other assets and business generally, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is prudent and consistent with good operating practices, with such insurance listed in Schedule 8.4. All such insurance shall name Lender as an additional insured or as loss payee, as the case may be, and shall contain an endorsement providing that such insurance cannot be terminated without at least ten days' prior notice to Lender.

          8.5 Maintenance of Equipment, Etc. Borrower shall maintain and preserve all equipment and other personal property which is material to the proper conduct of the Project in good working order and condition, ordinary wear and tear excepted, in accordance with maintenance requirements specified in connection with manufacturer's warranties therefor.

          8.6 Keeping of Records and Books of Account. Borrower shall keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower.

          8.7 Preservation of Existence, Etc. Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and will qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

          8.8 Conduct of Business. Borrower shall engage solely in the business of exploring for and mining gold and by-product metals at the Mining Properties and vicinity, and in activities incident thereto, in accordance with generally accepted industry practices and the Development Plan.

          8.9 Notice of Default. Borrower shall furnish to Lender as soon as possible and in any event within five Business Days after the occurrence of each Event of Default or each event or condition which with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the president or chief financial officer of Borrower setting forth the details of such Event of Default or event or condition, and the action which Borrower proposes to take with respect thereto.

          8.10 Defense of Title. Borrower shall defend, at its expense, title to the Mining Properties, as such title is represented and warranted in Section 7.1(j), and the Liens in favor of Lender under the Security Documents and maintain and preserve such Liens as first Liens upon the properties and interests subject to the Security Documents, subject only to Permitted Liens.

          8.11 Operation of the Project; Completion; Assignment of Contracts. Borrower agrees to use all commercially reasonable efforts to maintain, develop and operate the Mining Properties and the Project in accordance with the Development Plan and prudent mining industry practices. Mechanical Completion shall be achieved no later than July 31, 1997 and Completion shall be achieved no later than November 30, 1997.

          8.12 Hedging Requirements. Concurrently with the Initial Advance, and at all times thereafter while any Loans hereunder remain outstanding or Lender has any obligation to make further Advances, either pursuant to the Hedging Agreement, or pursuant to other Price Fixing Commitments fixing the prices at which Gold produced from the Project (produced in accordance with the Development Plan) is sold, Borrower will have entered into Price Fixing Commitments for 80% of the Gold to be produced from the Project prior to six (6) months after the Scheduled Maturity Date, which hedging shall be maintained on a three-year, forward-rolling basis and ending no sooner than six (6) months after the Scheduled Maturity Date.

          8.13 Maintenance of the Mining Properties. Borrower agrees to maintain its property rights and interests in the Mining Properties in full force and effect, and to do all acts reasonably determined by Borrower to be necessary to preserve such rights and interests, including, by way of example and not limitation: (i) payment and performance of all terms of leases pertaining to such rights and interests, (ii) timely performance of work reasonably intended to satisfy any annual assessment work requirements for unpatented mining or millsite claims included in such properties or timely payment of appropriate sums in lieu of performance of assessment work, (iii) timely filing of federal, provincial and state notices with respect thereto, and (iv) payment under Section 6.1 of the NPMC Agreement of any Advance Minimum Royalty (as defined in the NPMC Agreement) as they come due, if Commercial Production (as defined in the NPMC Agreement) has not been achieved; provided, however, that Borrower may, in the ordinary course of business, abandon unpatented mining or millsite claims and/or leased properties which Borrower reasonably believes do not warrant further maintenance expenditures.


                           ARTICLE 9

                 NEGATIVE COVENANTS OF BORROWER

          So long as the Loan and the Note shall remain unpaid, or any other Obligation of Borrower hereunder or USMX under the USMX Credit Agreement or the Guaranty shall not have been fully performed by Borrower or USMX, as the case may be, or waived by Lender (including obligations of Borrower under the Hedging Agreement), Borrower shall, unless Lender otherwise consents in writing (which consent Lender may grant or withhold in its sole discretion), perform all covenants in this Article 9.

          9.1 Indebtedness. Except as contemplated by the Development Plan, Borrower shall not directly or indirectly, create, incur, assume or suffer to exist any Indebtedness except (a) Indebtedness hereunder and under the Note; (b) Indebtedness secured by Liens permitted by Section 9.2;
(c) Indebtedness existing on the date hereof disclosed to Lender;
(d) unsecured trade payables; (e) Indebtedness incurred in the ordinary course of business; (f) Indebtedness consisting of purchase or leasehold obligations associated with the Project contemplated by the Development Plan; and (g) Indebtedness incurred by Borrower for purposes of developing the Illinois Creek Gold Property in accordance with the Development Plan which has been approved by Lender, such approval not to be unreasonably withheld by Lender.

          9.2  Liens, Etc.   Borrower shall not, directly or indirectly,
create, incur, assume or suffer to exist, any Lien, upon or with respect to any portion of the Mining Properties, now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom, except:

               (a) Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

               (b) Liens imposed by law, such as carriers, warehousemen and mechanics' liens and other similar liens arising in the ordinary course of business associated with amounts not yet due and payable, or which are being disputed in good faith by Borrower;

               (c) Liens of purchase money mortgages and other security interests on equipment acquired, leased or held by Borrower or USMX (including equipment held by Borrower or USMX as lessee under leveraged leases) in the ordinary course of business related to the Project to secure the purchase price of or rental payments with respect to such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other security interest shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced, and provided further, that any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement;

               (d)  Liens outstanding on the date hereof and described in
Schedule 7.1(j) hereto;

               (e)  Liens securing subordinated Indebtedness permitted by
Section 9.1(e);

               (f) Liens arising under the Security Documents and under this Agreement;

               (g) the Lien or any right of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease, provided there is no rent in arrears under such lease;

               (h) cash labor or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure workmen's compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Liens or claims incidental to current construction, mechanics', warehousemen's, carriers' and other similar Liens;

               (i) Liens given in the ordinary course of business to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of Borrower;

               (j) easements, rights-of-way and servitudes which in the opinion of Lender (in its sole discretion, reasonably exercised) will not in the aggregate materially impair the use of the Illinois Creek Gold Property by Borrower for the Project;

               (k) title defects or irregularities which in the opinion of Lender (in its sole discretion, reasonably exercised) are of a minor nature and in the aggregate will not materially impair the use of the Illinois Creek Gold Property for the Project or materially affect the security created hereby; and

               (l) all rights reserved to or vested in any governmental body by the terms of any lease, license, franchise, grant or permit held by Borrower or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof or to distrain against or to obtain a lien on any property or assets of Borrower in the event of failure to make such annual or other periodic payments.

          9.3 Assumptions, Guarantees, Etc. of Indebtedness of Other Persons. Without the written permission of Lender, which may be withheld in Lender's sole discretion reasonably exercised, Borrower shall not, directly or indirectly, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or in respect of provision of labor or materials for the Project or in connection with bonds, letters of credit or other security posted by Borrower in the ordinary course of business in connection with the Project.

          9.4 Investments in Other Persons. Borrower shall not directly or indirectly, make any loan or advance to any Person utilizing loan proceeds or exceeding at any one time outstanding an aggregate of $50,000. Borrower shall not, without the written approval of Lender, purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any Person (other than readily marketable direct obligations of the United States of America and certificates of time deposit issued by Lender or commercial banks of recognized standing operating in the United States of America or other investment grade instruments reasonably approved by Lender).

          9.5 Mergers, Changes in Capital Structure, Etc. Borrower shall not, directly or indirectly, merge or consolidate with any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire (whether in one transaction or in any series of transactions) all or substantially all of the assets of any Person, without the prior written consent of Lender. Borrower will not establish, or enter into agreements or other arrangements which obligate Borrower to establish any capital structure which consists of equity interests in Borrower other than the common stock of Borrower currently issued and outstanding.

          9.6  Borrower's Financial Covenants.  Borrower will not permit:

               (a)  the Loan Life Ratio, calculated on July 1st and
January 1st of each year (commencing January 1, 1997), to be, on each July 1st and January 1st as shall occur on or after the date of calculation through the Scheduled Maturity Date, less than or equal to 1.6:1.0; or

               (b) the Project Life Ratio, calculated on July 1st and January 1st of each year (commencing January 1, 1997), to be, on each July 1st and January 1st as shall occur on or after the date of calculation through the Scheduled Maturity Date, less than or equal to 2.0:1.0; or

               (c) the Debt Service Ratio, calculated on the date of Completion and July 1st and January 1st of each year (commencing January 1,
1997) thereafter, to be, on each January 1st and July 1st as shall occur on or after the date of calculation through the Scheduled Maturity Date, less than 1.35:1.0.

          9.7 Project Reserves. Borrower will not permit the value of the aggregate Proven and Probable Reserves of the Illinois Creek Gold Property to be less than 400% of the aggregate Principal Amount of the Loans outstanding at any time.

          9.8 Minimum Reserves. Borrower will not permit any Obligations to remain outstanding if the Proven and Probable Reserves of the Illinois Creek Gold Property included in the Project are reduced to 30% or less of Proven and Probable Reserves of such Mining Properties on the date of the Initial Advance, or if projections based on the Development Plan, as modified from time to time with the consent of Lender, indicate that less than 30% of the Proven and Probable Reserves on the date of the Initial Advance shall be remaining at the Scheduled Maturity Date.

          9.9 Restriction on Dividends and Redemptions. Other than as provided in Section 3.14(a), Borrower shall not declare, order, pay or make any dividend or other distribution, directly or indirectly, in respect of any shares of any class of stock of Borrower, now or hereafter outstanding.

          9.10 Limitations on Hedging Contracts. Subject to the requirements of Section 9.12, Borrower shall not, directly or indirectly, enter into or be a party to (a) any contract or arrangement (including forward sales agreements, futures and option contracts but not put options where delivery is at the option of the holder thereof) which requires or may, upon the occurrence of certain events, require Borrower to deliver Precious Metals during a certain year, if at such time 80% of the Proven and Probable Reserves for the Project for such year (as set forth in the Development Plan) shall already be committed for delivery under this Agreement and under other similar contracts or arrangements, or (b) any production payments (other than normal and customary royalties on production of the Project).

          9.11 Sale of Project Assets. Borrower shall not, directly or indirectly, sell, transfer, assign or otherwise dispose of any of its assets or properties related to the Project, except for sales of Precious Metals, other mineral production and other properties and assets related to the Project except as provided by Section 8.13 and except for disposition of equipment that is replaced by equipment of equal or higher capacity or value.

          9.12 Restrictions on Capital Expenditures, Etc. Borrower shall not, directly or indirectly, incur expenditures for capital improvements or exploration expense at the Project or on other properties of Borrower other than as set out in the then-current Borrower's Development Plan or in the ordinary course of business.

          9.13 Arm's Length and Take or Pay Contracts. Borrower will not, directly or indirectly, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrange ment (a) is on terms less favorable than are available for similar property or services between or among unrelated third parties in an arm's length transaction, or (b) by its express terms requires that payment be made by Borrower regardless of whether or not such materials, supplies, other property or services are delivered or furnished to it; provided that nothing in this Section 9.14 shall prohibit Borrower from entering into any Price Fixing Commitments as contemplated by Section 8.12.

          9.14 Restrictive and Inconsistent Agreements; Modification of Material Contracts. Borrower will not enter into any agreement or undertaking or incur or suffer any obligation prohibiting or inconsistent with the performance by Borrower of the Obligations. Borrower shall not agree to any material amendments or modifications to any Material
Agreements without the written consent of Lender.


                           ARTICLE 10

                       EVENTS OF DEFAULT

          10.1 Event of Default. Each of the following events shall be an "Event of Default" hereunder:

               (a) Nonpayment. Borrower shall fail to pay any principal when due hereunder (whether at stated maturity or by prepayment or otherwise), or shall fail to pay interest hereunder or on the Note when due.

               (b) Other Defaults. Borrower or USMX shall fail to observe or perform any of their covenants, undertakings or agreements contained in this Agreement or any other Loan Document, other than the covenants referred to in paragraph (a) above, and Borrower or USMX has not remedied such default within ten days after notice of default has been given by Lender to Borrower or USMX, as the case may be.

               (c) Failure to Achieve Completion. Borrower has failed to achieve Mechanical Completion by July 31, 1997 or Completion by
November 30, 1997.

               (d) Representation or Warranty. Any representation or warranty made by Borrower or USMX (or any of their officers) under or in connection with this Agreement, the USMX Credit Agreement or the other Loan Documents shall prove to have been incorrect in any material respect when made.

               (e) Cross-Default. A default shall occur under the USMX Credit Agreement, any of the other Loan Documents, or Borrower or USMX shall fail to pay any Indebtedness in excess of $100,000 in principal amount (but excluding Indebtedness evidenced by the Note), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure to pay is not being contested by USMX or Borrower, as appropriate, in good faith; or any other default under any agreement or instrument relating to any such Indebtedness or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, unless such default or event shall be waived by the holders or trustees for such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

               (f) Insolvency. Either Borrower or USMX shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or USMX seeking to adjudicate it a bankrupt or insolvent, or seeking a liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against Borrower or USMX, shall remain undismissed for a period of 60 days; or Borrower or USMX shall take any corporate action to authorize any of the actions set forth in this paragraph (f).

               (g) Judgments. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against Borrower or USMX and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of ten consecutive days.

               (h) Security Interest. Any of the Security Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby except pursuant to Section 5.7, or Borrower or USMX shall so state in writing.

               (i) Guaranty. The Guaranty shall cease to be effective and enforceable in accordance with its terms, or Borrower or USMX shall so state in writing.

               (j) Condemnation. Any of the property or assets of Borrower or USMX in the Mining Properties is taken by power of expropriation or eminent domain or sold under threat of such taking, or possession of any material portion of the lands necessary for the operation of the Project is taken through exercise of such power.

               (k) Regulatory Action. Any Governmental Authority shall take any action with respect to Borrower, USMX, the Project or the Project Permits or any other Collateral subject to the Mortgage which would have a Material Adverse Effect on Borrower, USMX, operations on the Project or Borrower's ability to repay the Loan unless such action is set aside, dismissed or withdrawn within 90 days of its institution or such action is being contested in good faith and its effect is stayed during such contest.

               (l) Adverse Project Developments. If any of the following occurs:

                    (i) The Project is abandoned or terminated, or the Board of Directors of Borrower or USMX elects not to proceed with the Project for whatever reason;

                    (ii) Borrower or USMX either (a) sells or otherwise transfers any interest in the Illinois Creek Gold Property to any other Person other than the Borrower, except to the extent expressly permitted hereunder or under the USMX Credit Agreement, or (b) enters into a joint venture agreement, partnership, operating agreement or any other similar kind of agreement with any other Person pursuant to which such other Person has a direct or indirect interest in any portion of the Illinois Creek Gold Property or in the production therefrom or the proceeds thereof, and Borrower or USMX and such other Person have agreed to the shared, cooperative or joint maintenance, exploration, development or exploitation of such portion of the Illinois Creek Gold Property;

                    (iii) USMX breaches any agreement, covenant or undertaking under the NPMC Agreement, including without limitation, its obligation to register (as provided by the NPMC Agreement) the shares of USMX common stock issued to NPMC pursuant to such agreement;

                    (iv) A material adverse change occurs with respect to the Project Permits.

               (m) Default Under Hedging Contract. Any condition or event or combination thereof exists under a Hedging Contract which, of itself, or, with notice or the passage of time, will constitute a default by Borrower or USMX under such contract or give rise to remedies of the other party of acceleration of time of performance by Borrower or USMX of its obligations thereunder.

          10.2 Remedies Upon Event of Default.

               (a)  Upon the occurrence of an Event of Default specified in
Section 10.1(f) of this Agreement or, in the case of any other Event of Default, upon notice by Lender to Borrower of Lender's election to declare Borrower in default, the obligations of Lender hereunder including, without limitation, Lender's obligation to Advance the Loan, shall terminate. The date on which such notice is sent or, in the case of an Event of Default specified in Section 10.1(f) of this Agreement, the date of such Event of Default, shall be the "Date of Default."

               (b) Upon the Date of Default, in addition to any other remedies that Lender may have hereunder, Lender shall have the right to elect, upon notice to Borrower, to exercise its rights under the assignment of production in the Mortgage.

               (c) Upon the Date of Default, upon notice thereof from Lender to Borrower with a copy to NPMC in all cases other than the occurrence of an Event of Default as specified in Section 10.1(f), the Loans, all interest thereon, Breakage Costs and all other amounts owed by Borrower hereunder shall be immediately due and payable in full. In the case of an Event of Default specified in Section 10.1(f), no notice from Lender shall be required, and all amounts owed by Borrower hereunder shall be immediately due and payable on the Date of Default, without notice from Lender.

               (d) Upon the occurrence of an Event of Default, all of the remedies provided to Lender in all of the Security Documents shall immediately become available to Lender.

               (e)  Except as expressly provided above in this
Section 10.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived. From and after the Date of Default, interest shall accrue at the Default Rate provided in Section 3.5(c) and shall be payable on demand.

          10.3 Conversion upon Acceleration. Upon a Date of Default Lender may, at its option and notwithstanding clause (ii) of Section 3.3(a), convert any Gold Loan then outstanding into a Dollar Loan. For the purpose of computing the Principal Amount of any Loan outstanding after any conversion pursuant to the foregoing sentence, any such Gold Loan shall be converted into a Dollar Loan having a Principal Amount equal to the Dollar Value (calculated at the date of conversion) of the Principal Amount of such Gold Loan. In addition, and upon any such Date of Default, Lender may, at its option, elect that interest on the Principal Amount of the Gold Loan converted as aforesaid which would otherwise be payable in Gold shall instead be payable in Dollars at the Dollar Value thereof. In addition, if upon any such Date of Default, or for purposes of obtaining a judgment in any court for any purpose hereunder (including a proceeding under Title XI of the United States Bankruptcy Code), it becomes necessary to determine the Dollar Value of any payment obligation hereunder (whether with respect to a Principal Amount or interest) which is payable in Gold (a "Gold Obligation"), such determination shall be made at the time (or from time to time) and to the extent payment (in whole or in part) has actually been made by Borrower or USMX or a judgment has been rendered. If the amount of Gold that could be purchased at the time and with the proceeds of any such payment or judgment is not sufficient to satisfy in full the relevant Gold Obligation, the Borrower hereby indemnifies and holds harmless Lender:

               (a)  with respect to such deficiency; and

               (b) from all costs and expenses incurred in the event that, as a result of any default by Borrower or USMX hereunder or under any other Loan Document, such Lender, at its own expense, must, at any time or from time to time purchase Gold in an open exchange market to satisfy its obligations to any funding source which has provided Gold to Lender to make, in whole or in part, the Gold Loan.

          Such indemnity obligations of the Borrower:

               (c)  shall be payable in Dollars;

               (d) shall be determined in accordance with (and at times provided pursuant to) this Section; and

               (e) shall be enforceable, insofar as clause (a) is concerned, as a separate or additional cause of action, and such enforceability shall not be affected by any prior judgment being obtained for any other sums due under this Agreement or any other Loan Document.


                           ARTICLE 11

                         MISCELLANEOUS

          11.1 Amendments, Etc. Except as otherwise expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement or of the Note, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and, in the case of any amendment, by Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          11.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telex, telegraphic and facsimile communication) and mailed, transmitted, telegraphed, sent by facsimile, or delivered, if to Borrower,

               USMX OF ALASKA, INC.
               141 Union Blvd., Suite 100
               Lakewood, Colorado  80228
               Attention:     President
               Telephone:     (303)-985-4665
               Facsimile:     (303)-980-1363

          with a copy to:

               USMX, INC.
               141 Union Blvd., Suite 100
               Lakewood, Colorado 80228
               Attention:  Chief Financial Officer
               Telephone:  (303)-985-4665
               Facsimile:  (303)-980-1363;

          and if to Lender,

               N M Rothschild & Sons Limited
               New Court, St. Swithin's Lane
               London EC4P 4DU
               Attention:  Nick Wood
               Telephone:  011 44-171-280-5000
               Facsimile:  011 44-171-280-5139;

          with a copy to

               Rothschild Denver Inc.
               3020 Republic Plaza
               370 Seventeenth Street
               Denver, Colorado 80202
               Attention:  Mark Williamson
               Telephone:  (303) 607-9890
               Facsimile:  (303) 607-0998

as to each party, at such other address or number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective (a) when received, if mailed by registered or certified mail or physically delivered; (b) five days after being sent by mail, if sent by ordinary mail; and (c) upon confirmation of transmission, if sent by telex or facsimile on a Business Day, addressed in each case as aforesaid, except that notices to Lender under Articles 2 or 3 shall not be effective until received by Lender.

          11.3 No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          11.4 Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement, the Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of legal counsel and any independent consultants to Lender and all other out-of-pocket expenses of Lender, and all costs and expenses, if any, in connection with the enforcement of this Agreement, the Loan Documents, and the other documents to be delivered hereunder. All such expenses will be itemized in reasonable detail. In addition, Borrower shall pay any and all stamp, mortgage recording and other taxes, filing fees or charges payable or determined to be payable in connection with the execution and delivery of this Agreement, the Loan Documents, and the other documents to be delivered hereunder, and agrees to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes, filing fees or charges.

          11.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns; provided that Borrower shall not have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of Lender. Lender may assign to its successors and affiliates, or may grant participations to one or more banks or other Persons in or to all or any part of, and may assign to one or more banks or other Persons all or any part of, this Agreement, the Loan Documents and the Loan, and, to the extent of such assignment, such assignee shall have the same obligations, rights and benefits with respect to Borrower as it would have had if it were Lender hereunder.

          11.6 GOVERNING LAW. THIS AGREEMENT AND THE NOTE AND THE OTHER LOAN DOCUMENTS, EXCEPT THE SECURITY DOCUMENTS, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, INCLUDING THE CONFLICTS OF LAW PROVISIONS THEREOF. THE SECURITY DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION SPECIFIED THEREIN, OR IF NONE IS SPECIFIED, BY THE LAWS OF THE JURISDICTION IN WHICH THE COLLATERAL SUBJECT THERETO IS PRINCIPALLY LOCATED.

          11.7 VENUE; SUBMISSION TO JURISDICTION. FOR THE PURPOSE OF ASSURING THAT LENDER MAY ENFORCE ITS RIGHTS UNDER THIS AGREEMENT, BORROWER, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY (A) AGREES THAT ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING AGAINST BORROWER, OR BY BORROWER AGAINST LENDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING SHALL BE INSTITUTED ONLY IN STATE AND FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF DENVER, COLORADO OR, IN THE CASE OF THE SECURITY DOCUMENTS, IN THE VENUES SPECIFIED THEREIN;
(B) WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING OR ANY CLAIM OF FORUM NON CONVENIENS; (C) SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF ANY SUCH STATE OR FEDERAL COURT FOR PURPOSES OF ANY SUCH ACTION, SUIT OR PROCEEDING; AND (D) WAIVES ANY IMMUNITY FROM JURISDICTION TO WHICH IT MIGHT OTHERWISE BE ENTITLED IN ANY SUCH ACTION, SUIT OR PROCEEDING WHICH MAY BE INSTITUTED IN ANY SUCH STATE OR FEDERAL COURT, AND WAIVES ANY IMMUNITY FROM THE MAINTAINING OF AN ACTION AGAINST IT TO ENFORCE IN ANY SUCH STATE OR FEDERAL COURT OR ELSEWHERE, ANY JUDGMENT FOR MONEY OBTAINED IN ANY SUCH ACTION, SUIT OR PROCEEDING AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY IMMUNITY FROM EXECUTION. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER, BY CERTIFIED OR REGISTERED MAIL, AT THE ADDRESS SPECIFIED FOR BORROWER IN
SECTION 11.2.

          11.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

          11.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          11.10 Inconsistent Provisions. In the event of any conflict between this Agreement and any of the Security Documents, the provisions of this Agreements shall govern and be controlling.

          11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

          11.12 Concerning the Security Documents. In the event that any amount payable by USMX under any Security Document is not paid in accordance with the terms thereof, Borrower agrees to pay such amount to the extent not so paid.

          11.13 No Third Party Beneficiary. Nothing herein contained shall be construed to confer upon any other party, other than Lender, the rights of a third party beneficiary. No reference to Liens on
Schedule 7.1(j) or other Permitted Liens shall be deemed to constitute a recognition or acceptance by Borrower or Lender for the benefit of the holders of such Liens, as to the validity, subsistence or priority of such Liens.

          11.14 Severability. The invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement shall not affect the remaining portions of this Agreement or any part hereof, and in case of any such invalidity, this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences or paragraphs had not been inserted.

          11.15     Acknowledgments.  Borrower hereby acknowledges that:

               (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

               (b) Lender does not have any fiduciary duty or relationship to or with Borrower; and

               (c)  no joint venture exists between Borrower and Lender.

          11.16 Confidentiality. Lender agrees that it will keep confidential and not disclose or divulge any confidential, proprietary, or secret information that Lender may obtain from USMX or Borrower pursuant to financial reports and other material submitted by USMX or Borrower to Lender pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that Lender may disclose such information to its attorneys, accountants, consultants and other professionals in connection with the provision of professional services to the Lender.

          11.17 Entire Agreement; Merger. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements among the parties hereto, and there are no promises, undertakings, representations or warranties by Lender relative to the subject matter hereof not expressly set forth or referred to herein.



           [balance of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              USMX OF ALASKA, INC.


                              By:
                                 Name:
                                 Title:


                              By:
                                 Name:
                                 Title:


                              PER PRO


                              N M ROTHSCHILD & SONS LIMITED